UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☐   Filed by a Party other than the Registrant ☐

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

(Name of Registrant as Specified In Its Charter)

CAROLINA BANK HOLDINGS, INC.

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CAROLINA BANK HOLDINGS, INC.

2604 Lawndale Drive

Greensboro, North Carolina 27408

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

NOTICE is hereby given that the Annual Meeting of Shareholders of Carolina Bank Holdings, Inc. (the “Company”) will be held as follows:

Place:         The Painted Plate Catering

                    2001 North Church Street

                    Greensboro, North Carolina

Date:          April 20, 2004

Time:         4:00 p.m.

The purposes of the meeting are:

1.	To ratify Article III Section 2 of the Bylaws of the Company which provides for the staggering of the terms of directors.

2.	To elect ten (10) members of the Board of Directors for terms of one, two or three years, provided Proposal 1 is approved by the shareholders, or all ten (10) members for one year terms should Proposal 1 not be approved.

3.	To ratify the appointment of Cherry, Bekaert & Holland, L.L.P. as the Company’s independent public accountants for 2004; and

4.	To transact such other business as may properly be presented for action at the meeting.

YOU ARE INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. HOWEVER, EVEN IF YOU PLAN TO ATTEND, YOU ARE REQUESTED TO COMPLETE, SIGN AND DATE THE ENCLOSED APPOINTMENT OF PROXY AND RETURN IT PROMPTLY IN THE ENVELOPE PROVIDED FOR THAT PURPOSE TO ENSURE THAT A QUORUM IS PRESENT AT THE MEETING. THE GIVING OF AN APPOINTMENT OF PROXY WILL NOT AFFECT YOUR RIGHT TO REVOKE IT OR TO ATTEND THE MEETING AND VOTE IN PERSON.

By Order of the Board of Directors

/s/ Robert T. Braswell
Robert T. Braswell
March 19, 2004	President and Chief Executive Officer

CAROLINA BANK HOLDINGS, INC.

2604 Lawndale Drive

Greensboro, North Carolina 27408

PROXY STATEMENT

Mailing Date: On or About March 19, 2004

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD APRIL 20, 2004

This Proxy Statement is being furnished in connection with the solicitation by the Board of Directors of Carolina Bank Holdings, Inc. (the “Company”) of appointments of proxy for use at the annual meeting of the Company’s shareholders (the “Annual Meeting”) to be held on April 20, 2004, at 4:00 p.m., at The Painted Plate Catering, 2001 North Church Street, Greensboro, North Carolina, and at any adjournments thereof. The Company’s proxy solicitation materials are being mailed to shareholders on or about March 19, 2004. In this Proxy Statement, the Company’s subsidiary bank, Carolina Bank, is referred to as the “Bank.”

Voting of Proxies

Persons named in the enclosed appointment of proxy as proxies (the “Proxies”) to represent shareholders at the Annual Meeting are Judy H. Fuller, James E. Hooper and Edward A. Hoyle, Jr. Shares represented by each appointment of proxy that is properly executed, returned and not revoked, will be voted in accordance with the directions contained therein. If no directions are given, such shares will be voted “FOR” the election of each of the ten (10) nominees for director named in Proposal 2, and “FOR” Proposals 1 and 3. If, at or before the time of the Annual Meeting, any nominee named in Proposal 2 has become unavailable for any reason, the Proxies will be authorized to vote for a substitute nominee. On such other matters as may come before the meeting, the Proxies will be authorized to vote in accordance with their best judgment. An appointment of proxy may be revoked by the shareholder giving it at any time before it is exercised by filing with T. Allen Liles, Secretary and Treasurer of the Company, a written instrument revoking it or a duly executed Appointment of Proxy bearing a later date, or by attending the Annual Meeting and announcing his or her intention to vote in person.

Record Date

The close of business on February 27, 2004, has been fixed as the record date (the “Record Date”) for the determination of shareholders entitled to notice of and to vote at the Annual Meeting. Only those shareholders of record on that date will be eligible to vote on the proposals described herein.

Voting Securities

The Company’s voting securities are the shares of its common stock, par value $1.00 per share, of which 1,873,563 shares were issued and outstanding on February 27, 2004. As of February 27, 2004, there were approximately 1,000 shareholders of the Company’s common stock.

Voting Procedures; Quorum; Votes Required for Approval

At the Annual Meeting, each shareholder will be entitled to one vote for each share held of record on the Record Date on each matter submitted for voting and, in the election of directors, for each director to be elected. In accordance with North Carolina law, shareholders will not be entitled to vote cumulatively in the election of directors.

A majority of the shares of the Company’s common stock issued and outstanding on the Record Date must be present in person or by proxy to constitute a quorum for the conduct of business at the Annual Meeting.

Assuming a quorum is present, in the case of Proposals 1 and 3 below, for such proposals to be approved, the proposals must be approved by a majority of the votes cast. In the case of Proposal 2 below, the ten (10) directors receiving the greatest number of votes shall be elected. Abstentions and broker non-votes will have no effect.

Authorization to Vote on Adjournment and Other Matters

Unless the Secretary of the Company is instructed otherwise, by signing an appointment of proxy, shareholders will be authorizing the Proxies to vote in their discretion regarding any procedural motions which may come before the Annual Meeting. For example, this authority could be used to adjourn the Annual Meeting if the Company believes it is desirable to do so. Adjournment or other procedural matters could be used to obtain more time before a vote is taken in order to solicit additional appointments of proxy to establish a quorum or to provide additional information to shareholders. Appointments of proxy voted against the Proposals will not be used to adjourn the Annual Meeting. The Company does not have any plans to adjourn the Annual Meeting at this time, but intends to do so, if needed, to promote shareholder interests.

Revocation of Appointment of Proxy

Any shareholder who executes an appointment of proxy has the right to revoke it at any time before it is exercised by filing, with the Secretary of the Company, either an instrument revoking it or a duly executed appointment of proxy bearing a later date, or by attending the Annual Meeting and announcing his or her intention to vote in person.

Expenses of Solicitation

The Company will pay the cost of preparing, assembling and mailing this Proxy Statement. Appointments of proxy also may be solicited personally or by telephone by the Company’s and the Bank’s directors, officers and employees without additional compensation. The Company will reimburse banks, brokers, and other custodians, nominees and fiduciaries for their costs in sending the proxy materials to the beneficial owners of the Company’s common stock.

Beneficial Ownership of Securities by Management and Nominees

As of the Record Date, there were no persons who were known to management of the Company to beneficially own more than 5% of the Company’s Common Stock, except those listed below:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percentage of Class
Jeffrey Miller(1) St. Croix, USVI	109,800	(2)	5.86

Eric D. Jacobs(1) St. Croix, USVI	109,800	(2)	5.86

(1)	Messrs. Miller and Jacobs are members and managers of Miller & Jacobs, LLC, St. Croix, United States Virgin Islands.
(2)	Beneficial ownership of 109,800 shares of the Company’s Common Stock attributed to each individual by virtue of Miller & Jacobs, LLC’s authority to vote, or direct the voting of, or dispose, or direct the disposition, of 109,800 shares of the Company’s Common Stock pursuant to Rule 13d-3(a) promulgated under the Securities Exchange Act of 1934.

The following table lists the individual beneficial ownership of the Company’s common stock as of the Record Date, by the Company’s current directors, executive officers, and nominees for director, and by all current directors, nominees and executive officers of the Company as a group.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)(2)		Percentage of Class(3)
Robert T. Braswell Greensboro, NC	38,025		1.96

Gary N. Brown Summerfield, NC	34,367		1.75

George E. Carr Greensboro, NC	8,461	(4)	*

Marlene H. Cato Greensboro	9,809		*

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)(2)		Percentage of Class(3)
John D. Cornet Greensboro, NC	22,958	(5)	1.12

Gunnar N.R. Fromen Greensboro	20,407		1.03

Judy H. Fuller Burlington, NC	50,584		2.62

James E. Hooper Greensboro, NC	25,275		1.29

Edward A. Hoyle Burlington, NC	26,056		1.31

T. Allen Liles Asheboro	11,294		*

Kenneth C. Mayer, Jr. Greensboro	1,013		*

T. Gray McCaskill Greensboro	1,103		*

Julius L. Young Greensboro	15,680		*

All Directors and Exec. Officers (13 persons)	265,032		13.40

*	Less than 1%
(1)	Except as otherwise noted, to the best knowledge of management of the Company, the individuals named or included in the group above exercise sole voting and investment power over the amount of shares disclosed above except for the following shares over which voting and investment power is shared: Mr. Braswell – 726 shares.
(2)	Included in the beneficial ownership tabulations are the following options to purchase shares of Common Stock: Mr. Braswell – 34,736 shares; Mr. Brown – 8,390 shares; Mr. Carr – 3,043 shares; Ms. Cato – 4,488 shares; Mr. Cornet – 14,095 shares; Mr. Fromen – 11,857 shares; Ms. Fuller – 6,517 shares; Mr. Hooper – 3,043 shares; Mr. Hoyle – 8,390 shares; Mr. Liles – 4,850 shares; and Mr. Young – 4,488 shares. These options are capable of being exercised within 60 days of the Record Date and therefore, under the beneficial ownership rules of the Securities and Exchange Commission (the “SEC”), are deemed to be owned by the holder.
(3)	The calculations of the percentage of class beneficially owned by each individual and the group is based, in each case, on the sum of (i) 1,873,563 shares currently outstanding plus (ii) the number of options capable of being exercised within 60 days of the Record Date.
(4)	Includes 3,850 shares owned by Mr. Carr’s business.
(5)	Includes 293 shares owned by Mr. Cornet’s spouse.

Section 16(a) Beneficial Ownership Reporting Compliance

Directors and executive officers of the Company are required by federal law to file reports with the SEC regarding the amount of and changes in their beneficial ownership of the Company’s common stock. To the best knowledge of management of the Company, all such required reports have been filed on a timely basis.

PROPOSAL 1: RATIFICATION OF BYLAW PROVISION REGARDING

STAGGERING OF THE TERMS OF DIRECTORS

The Board has approved and recommends that the shareholders ratify the Bylaw provision that provides for the classification of the Company’s directors into three groups with staggered terms of office. The text of Article III Section 2 is provided in Exhibit A to this Proxy Statement. Article III Section 2 provides that the number of directors shall be not less than five (5) nor more than twenty-five (25). If there are nine (9) or more directors (the board has set the number of directors at ten (10)), the directors will be divided into three classes, as nearly as equal in number as possible, with terms of office staggered into one, two and three year terms.

It is not an unusual occurrence for the accumulation of substantial stock positions in public corporations by outside parties whether with a view toward utilizing a controlling block of stock to force a merger or as a prelude to proposing a restructuring or sale of all or part of a corporation or other similar extraordinary corporate action requiring the approval of its board of directors. These actions are often undertaken without advance notice to or consultation with management of the corporation. In many cases, such third parties seek representation on the corporation’s board of directors in order to increase the likelihood that their proposals will be implemented by the corporation. If the corporation resists the efforts to obtain representation on its board, the outside parties may commence proxy contests to have themselves or their nominees elected to the board in place of certain directors or the entire board.

The Board believes that in many circumstances such efforts may not be beneficial to the interests of the Company and its shareholders, because they may deprive management of the time and information necessary to evaluate the proposals, to study alternative proposals and to help ensure that the best price is obtained in any transaction which may ultimately be undertaken. Thus, Proposal 1 is designed to protect against rapid shifts in control of the board and assist in assuring continuity in the management, affairs and business strategies of the Company. The Company is not currently aware, however, of any specific effort by a party to obtain control of the Company.

The overall effect of Proposal 1 may be to render more difficult or to discourage altogether a merger or tender offer, or the assumption of control by a holder of a large block of the common stock and the removal of incumbent management, even if such transactions or events are favorable to the interests of shareholders. Specifically, it should be noted that Proposal 1 would make a change in directors and management for any reason more difficult at each election of directors because the staggering of terms of directors would have the effect of requiring at least two shareholder meetings, rather than one, to effect a change in majority control of the Company. If Proposal 1 is adopted, shareholders will elect directors to longer terms and existing directors, if re-elected, would be the initial beneficiaries of the extended terms.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE RATIFICATION OF ARTICLE III SECTION 2 OF THE BYLAWS OF THE COMPANY.

PROPOSAL 2: ELECTION OF DIRECTORS

The Board has set the number of directors of the Corporation at ten (10) and recommends that shareholders vote for each of the directors listed below for the terms as indicated below or, in the event that Proposal 1 is not approved, for a term of one year:

Name and Age	Position(s) Held	Director Since(1)	Principal Occupation and Business Experience During Past 5 Years
One Year Terms

George E. Carr	Director	2000	President, Beacon Management, Inc. (developer of low to moderate income, multifamily homes), Greensboro, NC

Kenneth C. Mayer	Director	2003	Principal, Moser, Mayer Phoenix Associates, P.A. (architecture, engineering, interior design and site services firm), Greensboro and Charlotte, NC

Julius L. Young	Director	2004	President, Jay Young Enterprises (sales organization for furniture manufacturing companies), Greensboro, NC

Two Year Terms

Judy H. Fuller	Director	1996	Secretary, Fuller Real Estate Management Co, Inc. (real estate management), Burlington, NC

T. Gray McCaskill	Director	2003	President and Owner, Senn, Dunn, Marsh & Roland, Insurors.

Marlene H. Cato	Director	2003	President, Cato Realty Company (commercial real estate holding company), Greensboro, NC

Three Year Terms

Robert T. Braswell	President, Chief Executive Officer and Director	1996	President and Chief Executive Officer of the Bank since June 1996; Prior to that, President and Chief Executive Officer of South Trust Bank of the Piedmont, Greensboro, NC from June 1995 to May 1996; Senior Vice President and Senior Loan Officer of South Trust Bank of North Carolina, from March 1991 to June 1995

James E. Hooper	Director	2000	President and CEO, Staunton Capital, Inc. (manufacturing firm), Greensboro, NC

Name and Age	Position(s) Held	Director Since(1)	Principal Occupation and Business Experience During Past 5 Years
Gary N. Brown	Director	1996	President, Gary Brown Associates, Inc. (computer software sales), Colfax, NC

John D. Cornet	Chairman of the Board of Directors	1996	President, JDC Associates LLC (management consulting firm), Greensboro, NC

(1)	Indicates the year in which each individual was first elected a director of the Bank or the Company, as applicable, and does not necessarily reflect a continuous tenure.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” EACH OF THE NOMINEES NAMED ABOVE.

Director Relationships

No director is a director of any company with a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934 (the “Exchange Act”) or subject to the requirements of Section 15(d) of the Exchange Act, or any company registered as an investment company under the Investment Company Act of 1940.

Director Compensation

During 2003, each non-employee director was paid a fee of $500 for each Board of Directors meeting attended. The Chairman of the Board of Directors received an additional monthly retainer of $1,000. Directors also receive $200 for each meeting of any committee of the Board of Directors attended. Directors’ fees are eligible for the Company’s deferred compensation plan, which invests such deferred compensation in shares of the Company’s common stock. The Company matches 25% of meeting attendance and monthly retainer fees deferred by directors under the deferred compensation plan, however, fees associated with meetings of committees of the Board of Directors are not matched by the Company.

1997 Nonqualified Stock Option Plan for Directors

The Company’s 1997 Nonqualified Stock Option Plan for Directors currently provides for the issuance of up to 78,368 shares (amount adjusted for 10% stock dividends in 2000 and 2001) of the Company’s common stock upon the exercise of options granted under the plan. All options under the Nonqualified Plan Stock Option Plan have been granted.

Meetings and Committees of the Board of Directors

The Board of Directors of the Company held twelve (12) regular meetings, and a strategic planning retreat, during 2003. Each current director attended 75% or more of the aggregate number of meetings of the Board of Directors and committees.

It is the policy of the Company that directors attend each annual and special meeting of shareholders. Ten of the Company’s eleven directors attended the 2003 Annual Meeting of Shareholders.

The Company’s Board has several standing committees, including an Executive Committee, an Audit Committee and a Governance Committee, which also serves as the Nominating Committee of the Company’s Board of Directors.

Executive Committee. The Executive Committee is empowered to act for the entire Board during intervals between Board meetings. The members of the Executive Committee are Messrs. Cornet, Braswell and Hoyle. The Executive Committee did no meet independently during 2003.

Audit Committee. The members of the Audit Committee are James E. Hooper, Gary N. Brown and Judy H. Fuller. The Audit Committee met four times during 2003. The Audit Committee has in place pre-approval policies and procedures that involve an assessment of the performance and independence of the Company’s independent auditors, an evaluation of any conflicts of interest that may impair the independence of the independent auditors and pre-approval of an engagement letter that outlines all services to be rendered by the independent auditors. The Audit Committee has adopted a formal written charter.

The Company’s common stock is listed on, and Company’s Audit Committee meets the requirements of, the NASDAQ SmallCap Market. The Audit Committee members are “independent” and “financially literate” as defined by NASDAQ’s applicable listing standards. The Board of Directors has determined that James E. Hooper, a member of the Audit Committee, meets the requirements recently adopted by the Securities and Exchange Commission for qualification as an “audit committee financial expert.” An audit committee financial expert is defined as a person who has the following attributes: (i) an understanding of generally accepted accounting principles and financial statements; (ii) the ability to assess the general application of GAAP in connection with the accounting for estimates, accruals and reserves; (iii) experience preparing, auditing, analyzing or evaluating financial statements that are of the same level of complexity that can be expected in the registrant’s financial statements, or experience supervising people engaged in such activities; (iv) an understanding of internal controls and procedures for financial reporting; and (v) an understanding of audit committee functions.

Report of the Audit Committee

The Audit Committee of the Company is responsible for receiving and reviewing the annual audit report of the Company’s independent auditors and reports of examinations by bank regulatory agencies, and helping to formulate, implement, and review the Company’s internal audit programs. The Audit Committee assesses the performance and independence of the Company’s independent auditors and recommends their appointment and retention.

During the course of its examination of the Company’s audit process in 2003, the Audit Committee reviewed and discussed the audited financial statements with management. The Audit Committee also discussed with the independent auditors, Cherry, Bekaert & Holland, L.L.P. (“Cherry, Bekaert & Holland”), all matters required to be discussed by the Statement of Auditing Standards No. 61, as amended. Furthermore, the Audit Committee received from Cherry, Bekaert & Holland disclosures regarding their independence required by the Independence Standards Board Standard No. 1, as amended, and discussed with Cherry, Bekaert & Holland their independence.

Based on the review and discussions above, the Audit Committee: (i) recommended to the Board of Directors that the audited financial statements be included in the Company’s annual report on Form 10-KSB for the year ended December 31, 2003 for filing with the SEC and (ii) recommended that shareholders ratify the appointment of Cherry, Bekaert & Holland, L.L.P. as auditors for 2004.

The Audit Committee has considered whether the principal accountant’s provision of certain non-audit services to the Company is compatible with maintaining the independence of Cherry, Bekaert & Holland. The Audit Committee has determined that it is compatible with maintaining the independence of Cherry, Bekaert & Holland.

This report is submitted by the Audit Committee, the members of which are Mr. Brown, Mr. Hooper and Ms. Fuller.

Governance Committee. The members of the Governance Committee are Messrs. Cornet, Brown and Mayer and Ms. Cato. The Governance Committee is responsible for developing and maintaining the corporate governance policy. In addition, the Governance Committee serves as the Nominating Committee, and recommends candidates for nomination to fill vacancies on the Board of Directors. The Company’s common stock is traded on the Nasdaq SmallCap Market and the members of the Governance committee are “independent” as defined by Nasdaq listing standards.

The Company’s bylaws permit any shareholder entitled to vote at the Annual Meeting to nominate candidates for election to the Board of Directors. Any shareholder nominations must be submitted in writing at least 120 days prior to the meeting of shareholders at which the nominee is to stand for election to the Board of Directors. It is the policy of the Governance Committee to consider all shareholder nominations. The Governance Committee has adopted a formal written charter, which is available on the Company’s website at http://www.carolinabank.com.

Executive Officers

The following table contains information about certain executive officers of the Company and the Bank.

NAME	AGE	POSITION WITH COMPANY/BANK	BUSINESS EXPERIENCE
Robert T. Braswell	51	Director, President and Chief Executive Officer of the Company and the Bank	President and Chief Executive Officer of the Bank since June 1996; prior to that, President and Chief Executive Officer of SouthTrust Bank of the Piedmont, Greensboro, NC from June 1995 to May 1996; Senior Vice President and Senior Loan Officer of SouthTrust Bank of North Carolina, from March 1991 to June 1995

NAME	AGE	POSITION WITH COMPANY/BANK	BUSINESS EXPERIENCE
T. Allen Liles	51	Treasurer and Secretary of the Company; Executive Vice President, Chief Financial Officer and Secretary of the Bank	Executive Vice President, Chief Financial Officer and Secretary of the Bank since July 2001; prior to that, Senior Vice President, Secretary, Treasurer and CFO of American National Bankshares, Inc., Danville, VA from January 1998 to July 2001; President and CEO, Strategic Focus, Inc. (Consulting and Financial Services), Asheboro, NC from July 1996 to January 1998; Senior Vice President, Centura Bank from June 1995 to June 1996

Gunnar N. R. Fromen	55	Executive Vice President and Senior Loan Officer of the Bank	Executive Vice President and Senior Loan Officer of the Bank since March 1998; prior to that, Executive Vice President and Director of General Banking Services, High Street Banking Company, Asheville, NC from October 1997 to January 1998; First Vice President, Community Banking Executive, Commercial Business Development Officer, Central Carolina Bank and Trust Company, Salisbury, NC from May 1995 to February 1997; Senior Vice President, Regional Executive and Retail Banking Manager, Security Capital Bancorp, Salisbury, NC, January 1991 to May 1995

Daniel D. Hornfeck	36	Senior Vice President and Chief Credit Officer of the Bank	Senior Vice President and Chief Credit Officer of the Bank since December, 2003; prior to that, Vice President and Risk Management Officer, Wachovia Bank

Executive Compensation

The Bank has entered into employment agreements (the “Employment Agreements”) with Robert T. Braswell, President and Chief Executive Officer of the Bank and the Company (dated May 21, 1996), Gunnar N. R. Fromen, Executive Vice President and Senior Loan Officer (dated September 16, 1998) and T. Allen Liles, Executive Vice President, Chief Financial Officer and Secretary of the Bank and Chief Financial Officer, Treasurer and Secretary of the Company (dated July 24, 2001) to establish their duties and compensation and to provide for their continued employment with the Bank. The Employment Agreements provide for an initial term of employment of three (3) years, with provisions for one (1) year extensions on each anniversary of the date of execution. The Employment Agreements provide for annual base salary to be reviewed by the Board of Directors not less often than annually. In addition, the Employment Agreements provide for discretionary bonuses, participation in other pension and profit-sharing retirement plans maintained by the Bank on behalf of its employees, as well as fringe benefits normally associated with the officers’ respective offices or made available to all other employees. The Employment Agreements provide that each officer may be terminated for “cause” (as defined in the Employment Agreements) by the Bank, and may otherwise be terminated by the Bank (subject to vested rights) or by each officer. The Employment Agreements provide that in the event of a “termination event” following a change in control of the Bank (i) the employee shall be able to terminate the agreement and receive 299% of his base amount of compensation and (ii) the term of the agreement shall be not less than 36 months from the employee’s notice of termination of the agreement. A “termination event” will occur if (i) the employee is assigned any duties or responsibilities that are inconsistent with his position, duties, responsibilities or status at the time of the change in control or with his reporting responsibilities or title with the Bank in effect at the time of the change in control; (ii) the employee’s annual base salary rate is reduced below the annual amount in effect as of the change in control; (iii) the employee’s life insurance, medical or hospitalization insurance, disability insurance, disability insurance, stock option plans, stock purchase plans, deferred compensation plans, management retention plans, retirement plans or similar plans or benefits being provided by the Bank to the employee as of the date of the change in control are reduced in their level, scope or coverage, or any such insurance, plans or benefits are eliminated, unless such reduction or elimination applies proportionately to all salaried employees of the Bank who participated in such benefits prior to the change in control; or (iv) the employee is transferred to a location which is an unreasonable distance from his current principal work location, without the employee’s express written consent. A change in control of the Bank will occur if (i) any individual or entity, directly or indirectly, acquires beneficial ownership of voting securities or acquires irrevocable proxies or any combination of voting securities and irrevocable proxies, representing 25% or more of any class of voting securities or the Bank, or acquires control in any manner of the election of a majority of the directors of the Bank; (ii) the Bank is consolidated or merged with or into another corporation, association or entity where the Bank is not the surviving corporation; or (iii) all or substantially all of the assets of the Bank are sold or otherwise transferred to or are acquired by any other corporation, association or other person, entity or group. The Employment Agreements also provide for restrictions on each officer’s right to compete with the Bank for a period of one (1) year after termination of employment. Such noncompete restrictions do not apply if the officer is terminated without cause or after the occurrence of a “termination event” following a change in control.

The following table shows the compensation received or deferred during 2003, 2002 and 2001 by the Company’s President and Chief Executive Officer, its Executive Vice President, Secretary and Treasurer and the Bank’s Executive Vice President and Senior Loan Officer. No other executive officer of the Company received compensation in excess of $100,000 during the fiscal year ended December 31, 2003.

SUMMARY COMPENSATION TABLE

			Annual Compensation				Awards
Name and Principal Position	Year		Salary	Bonus	Other Annual Compensation		Options[2]	All Other Compensation[3]
Robert T. Braswell, President and Chief Executive Officer of the Company and the Bank	2003 2002 2001		$177,800 159,039 148,333	$64,298 60,538 -0-	— — —	[1] [1] [1]	10,000 1,250 2,200	$12,521 5,103 4,900

Gunnar N. R. Fromen, Executive Vice President and Senior Loan Officer of the Bank	2003 2002 2001		103,334 99,248 93,833	19,231 19,641 -0-	— — 27,402[5]	[1] [1]	5,000 1,000 2,750	4,520 3,220 2,328

T. Allen Liles, Treasurer, Secretary and Chief Financial Officer of the Company; Executive Vice President, Secretary, Treasurer and Chief Financial Officer of the Bank	2003 2002 2001	[4]	101,000 95,000 44,923	21,522 23,966 -0-	— — —	[1] [1] [1]	5,000 1,000 3,850	6,086 3,106 98

(1)	Aggregate value of benefits received did not exceed 10% of total salary and bonus for the years indicated.
(2)	Adjusted for 10% stock dividends in 2001.

(3)	Consists of 401(k) matching contributions and the value of certain premiums paid by the Company under life insurance arrangements.
(4)	T. Allen Liles joined the Company in July 2001.
(5)	Includes country club initiation fees and bonus paid to offset the taxes associated with such benefit.

Deferred Compensation Plan

The Board of Directors of the Company adopted the Executive Supplemental Retirement Plan, a non-contributory deferred compensation plan, in December 2002. Under the plan, certain key executives who, in the opinion of the Board of Directors, are making substantial contributions to the overall growth and success of the Company and the Bank and who must be retained in order to expand and continue satisfactory long-term growth are eligible to receive benefits afforded by the plan. Under agreements with eligible key executives pursuant to the plan, if any such executive dies or retires while employed by the Company or the Bank, such executive or his or her designated beneficiary, will receive payments commencing at death or retirement. Vesting occurs at 7.5% per year to a maximum of 75% and then 100% at age 62, with retirements payments beginning at age 65. Messrs. Braswell, Fromen and Liles are eligible to receive retirement benefits under the plan.

Stock Options

The shareholders of the Bank ratified the 1997 Incentive Stock Option Plan at the 1997 Annual Meeting of shareholders (the “ISO Plan”). The ISO Plan originally provided for the issuance of options to purchase up to 78,368 shares (amount adjusted following 10% stock dividends in 2000 and 2001) of the Bank’s common stock. Upon the formation of the Company as the holding company for the Bank during the fourth quarter of 2000, the Company adopted the ISO Plan. All options to purchase shares of the Bank’s common stock outstanding at the time of the Company’s formation were converted into options to purchase shares of the Common Stock of the Company. At the 2003 annual meeting, the shareholders approved an amendment to the ISO Plan that authorized the grant of options on an aggregate of 100,000 additional shares of the Common Stock of the Company. The following table sets forth information regarding options to purchase shares of the Company’s Common Stock that were granted to Messrs. Braswell, Fromen and Liles under the ISO Plan during the fiscal year ended December 31, 2003.

OPTION GRANTS IN FISCAL YEAR 2003

(INDIVIDUAL GRANTS)

Name	Number of Securities Underlying Options Granted [1]	% of Total Options Granted to Employees	Exercise or Base Price ($/Share)	Expiration Date	Grant Date Value
Robert T. Braswell	10,000	38.76%	$13.35	Aug. 19, 2013	-0-
Gunnar N.R. Fromen	5,000	19.38%	13.35	Aug. 19, 2013	-0-
T. Allen Liles	5,000	19.38%	13.35	Aug. 19, 2013	-0-

(1)	Incentive Stock Options are subject to a one-year vesting period.

The following table sets forth information regarding option exercises and option values as of the end of the fiscal year ended December 31, 2003.

AGGREGATED OPTION EXERCISES IN FISCAL YEAR 2003

AND FISCAL YEAR END OPTION VALUES

Name	Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options at December 31, 2003	Value of Unexercised In- the-Money Options at December 31, 2003[1]
			Exercisable/ Unexercisable	Exercisable/ Unexercisable
Robert T. Braswell	-0-	-0-	34,736 / 10,000	$195,630 / $19,500
Gunnar N.R. Fromen	-0-	-0-	11,857 / 5,000	$ 68,516 / $ 9,750
T. Allen Liles	-0-	-0-	4,850 / 5,000	$ 31,462 / $ 9,750

(1)	The Company’s stock price on December 31, 2003 was $15.30 per share.

Transactions with Management

The Bank has had, and expects to have in the future, banking transactions in the ordinary course of business with certain of the Company’s and the Bank’s directors and executive officers and their associates. All loans included in such transactions were made on substantially the same terms, including interest rates, repayment terms and collateral, as those prevailing at the time for comparable transactions with other persons, and do not involve more than the normal risk of collectibility or present other unfavorable features.

Loans made by the Bank to directors and executive officers are subject to the requirements of Regulation O of the Board of Governors of the Federal Reserve System. Regulation O requires, among other things, prior approval of the Board of Directors with any “interested director” not participating, dollar limitations on amounts of certain loans and prohibits any favorable treatment being extended to any director or executive officer in any of the Bank’s lending matters. To the best knowledge of the management of the Company, Regulation O has been complied with in its entirety.

PROPOSAL 3: RATIFICATION OF APPOINTMENT OF ACCOUNTANTS

The Board of Directors has appointed the firm of Cherry, Bekaert & Holland, L.L.P., Certified Public Accountants, as the Company’s independent accountants for 2004, and a proposal to ratify that appointment will be submitted for shareholder approval at the Annual Meeting.

A representative of Cherry, Bekaert & Holland, L.L.P. is expected to be present at the Annual Meeting and available to respond to appropriate questions, and will have the opportunity to make a statement if he desires to do so.

AUDIT FEES

Category	Amount Billed 2003		Amount Billed 2002
Audit Fees:	$21,000		$21,800
Audit-Related Fees:	4,100	(1)	15,631	(4)
Tax Fees	3,500	(2)	3,000	(2)
All Other Fees:	5,350	(3)	4,500	(3)

Total Fees Paid:	$33,950		$44,931

(1)	Includes fees associated with the review of the Company’s Registration Statement of Form S-8 and certain collateral verification matters.
(2)	Fees associated with tax planning and compliance services.
(3)	Includes fees for quarterly reviews and research in connection with the Company’s Rabbi Trust and stock option plans during 2002.
(4)	Fees for review of the Registration Statement on Form SB-2 and prospectus associated with the Company’s public stock offering.

All services rendered by Cherry, Bekaert & Holland, LLP during 2003 and 2002 were subject to pre-approval by the Audit Committee.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” PROPOSAL 3: RATIFICATION OF THE APPOINTMENT OF CHERRY, BEKAERT & HOLLAND, L.L.P. AS THE COMPANY’S INDEPENDENT ACCOUNTANTS FOR 2004.

OTHER MATTERS

The Board of Directors knows of no other business that will be brought before the Annual Meeting. Should other matters be properly presented for action at the Annual Meeting, the Proxies, or their substitutes will be authorized to vote shares represented by appointments of proxy according to their best judgment.

PROPOSALS FOR 2005 ANNUAL MEETING

It is anticipated that the 2005 Annual Meeting will be held on a date during April 2005. Any Proposal of a shareholder which is intended to be presented at the 2005 Annual Meeting must be received by the Company at its main office in Greensboro, North Carolina no later than September 30, 2004, in order that such Proposal be timely received for inclusion in the proxy statement and appointment of proxy to be issued in connection with that meeting. If a Proposal for the 2005 Annual Meeting is not expected to be included in the proxy statement for that meeting, the Proposal must be received by the Company by December 31, 2004 for it to be timely received for consideration. The Company will use its discretionary authority for any Proposals received thereafter.

SHAREHOLDER COMMUNICATIONS

The Company does not currently have a formal policy regarding shareholder communications with the Board of Directors, however, any shareholder may submit written communications to T. Allen Liles, Secretary and Treasurer, Carolina Bank Holdings, Inc., 2604 Lawndale Drive, Greensboro, North Carolina 27408 whereupon such communications will be forwarded to the Board of Directors as a group or to the individual director or directors addressed.

ADDITIONAL INFORMATION

A COPY OF THE COMPANY’S 2003 ANNUAL REPORT ON FORM 10-KSB WILL BE PROVIDED WITHOUT CHARGE TO ANY SHAREHOLDER ENTITLED TO VOTE AT THE ANNUAL MEETING UPON THAT SHAREHOLDER’S WRITTEN REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO T. ALLEN LILES, SECRETARY AND TREASURER, CAROLINA BANK HOLDINGS, INC., 2604 LAWNDALE DRIVE, GREENSBORO, NORTH CAROLINA 27408.

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Exhibit A

Article III Section 2 of the Bylaws of Carolina Bank Holdings, Inc.

Number, Term and Qualifications. The number of directors constituting the Board of Directors of the Corporation shall be not less than five (5) nor more than twenty-five (25) as from time to time may be fixed or changed within said minimum and maximum by a majority of the full Board of Directors. If there are less than nine (9) directors, they shall be elected for terms of one (1) year. Provided there are nine (9) or more directors in number, the directors shall be divided into three classes, as nearly equal in number as possible, with the term of office of the first class to expire at the first annual meeting of shareholders after their election, the term of office of the second class to expire at the second annual meeting of shareholders after their election, and the term of office of the third class to expire at the third annual meeting of shareholders after their election. At each annual meeting of shareholders following such initial classification and election, directors elected to succeed those directors whose terms expire shall be elected for a term of three years or until their successors are elected and shall qualify. In the event of any increase or decrease in the number of directors, the additional or eliminated directorships shall be so classified or chosen so that all classes of directors shall remain and become equal in number, as nearly as possible. In the event of the death, resignation, retirement, removal or disqualification of a director, a successor shall be elected to serve only until the next meeting of shareholders at which directors are elected.

MARKET FOR THE COMMON STOCK

Our common stock is traded on the Nasdaq SmallCap Market under the symbol “CLBH.” The following table gives the high and low sale prices for the calendar quarters indicated.

	Sale Price(1)
	High	Low
2002
First Quarter	9.75	8.55
Second Quarter	11.95	10.50
Third Quarter	11.75	10.85
Fourth Quarter	12.00	10.75

2003
First Quarter	11.50	10.50
Second Quarter	12.90	11.25
Third Quarter	14.36	12.20
Fourth Quarter	15.95	13.40

There were approximately 1,000 holders of our common stock at December 31, 2003.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

The following discussion is intended to assist in understanding our financial condition and results of operations. Because we have no material operations and conduct no business on our own other than owning our subsidiaries, Carolina Bank and CBHI Capital Trust I, and because CBHI Capital Trust I has no operations other than the issuance of its trust preferred securities, the discussion contained in this Management’s Discussion and Analysis concerns primarily the business of Carolina Bank. However, for ease of reading and because the financial statements are presented on a consolidated basis, Carolina Bank Holdings and Carolina Bank are collectively referred to herein as “we” or “us,” unless otherwise noted.

Forward-looking Statements

This report contains forward-looking statements with respect to our financial condition and results of operations and business. These forward-looking statements involve risks and uncertainties and are based on our beliefs and assumptions and on information available at the time these statements and disclosures were prepared. Factors that may cause actual results to differ materially from those expected include the following:

•	General economic conditions may deteriorate and negatively impact the ability of our borrowers to repay loans and our depositors to maintain balances.

•	Changes in interest rates could reduce our net interest income.

•	Competitive pressures among financial institutions may increase.

•	Legislative or regulatory changes, including changes in accounting standards, may adversely affect the businesses that we are engaged in.

•	New products developed and new methods of delivering products could result in a reduction in our business and income.

•	Adverse changes may occur in the securities market.

Critical Accounting Policies

Our accounting and financial policies are in accordance with accounting principles generally accepted in the United States and conform to general practices in the banking industry. The more critical accounting and reporting policies include our accounting for the allowance for loan losses. Our accounting policies relating to the allowance for loan losses involve the use of estimates and require significant judgment. These estimates are based on our opinion of an amount that is adequate to absorb losses in the existing loan portfolio. The allowance for loan losses is established through a provision for loan losses based on available information including the composition of the loan portfolio, historical loan losses, specific impaired loans, availability and quality of collateral, age of the various portfolios, changes in local economic conditions, and loan performance and quality of the portfolio. Different assumptions used in evaluating the adequacy of our allowance for loan losses could result in material changes in our consolidated financial condition or consolidated financial results of operations. The methodology we employ to determine the allowance for loan losses involves a number of assumptions and estimates about uncertain matters. We periodically review our assumptions and methodology.

Stock Dividend

The Company issued a 10% stock dividend in 2001. All per share amounts have been adjusted to retroactively reflect the stock split.

Comparison of Financial Condition

Assets. Our total assets increased by $37.0 million or 19.5% from $189.9 million at December 31, 2002, to $226.9 million at December 31, 2003. During 2003, cash and due from banks and Federal funds sold decreased by $2.4 million to $15.3 million while investment securities decreased by $1.7 million to $29.1 million. The decline in liquidity was the result of deploying some of the funds obtained from the secondary stock offering in December 2002 into loans during 2003. We attempt to maintain adequate liquidity to meet our loan demand and other obligations. Loans increased by $39.5 million or 29.7% during 2003. Carolina Bank, which makes both commercial and retail loans, continues to experience steady loan demand in its primary lending markets, Guilford and Randolph Counties, North Carolina. We plan to continue to grow the loan portfolio in a safe and sound manner. We opened our third full service office off of New Garden Road at Jefferson Village in Greensboro in December 2001 and opened a loan production office in Asheboro in a leased facility in May 2002. The Asheboro loan production office was converted to a full service branch in 2003 and was moved to a new owned facility in 2004.

Liabilities. Total liabilities increased by $35.8 million or 20.9% from $171.5 million at December 31, 2002, to $207.3 million at December 31, 2003. Deposits increased by $28.7 million during 2003 as time and non-interest bearing demand balances grew while money market balances declined slightly. We plan to continue our efforts to gain deposits through quality service, convenient locations, and competitive pricing. The opening of the Jefferson Village office in late 2001 and the conversion of our Asheboro loan production office to a full service office in 2003 were designed to enhance customer convenience and related deposit gathering activities. While deposit growth is an ongoing goal, wholesale sources of funding such as Federal Home Loan Bank advances and repurchase borrowings, may be utilized where cost beneficial and when necessary to meet liquidity requirements. We had approximately $35.6 million in time deposits from other depository institutions and $4.1 million brokered time deposits at December 31, 2003.

Stockholders’ equity. Our total stockholders’ equity increased $1.3 million at December 31, 2003 to $19.6 million from $18.3 million at December 31, 2002 due to an increase in retained earnings, and exercise of stock options, partially offset by a decrease in accumulated other comprehensive income due to a decline in the value of investment securities available-for-sale.

Asset Quality

Our non-performing assets, composed of foreclosed real estate, repossessions, non-accrual loans and restructured loans, totaled $354,000 at December 31, 2003, compared to $685,000 at December 31, 2002. Non-performing assets, as a percentage of total assets, were .16% and .36% at December 31, 2003 and 2002, respectively. There were $33,000 and $0 loans 90 days or more past due and still accruing interest at December 31, 2003 and 2002, respectively. Foreclosed real estate and repossessed assets were $126,000 and $648,000 at December 31, 2003 and 2002, respectively. Net loan charge-offs totaled $204,000 and $393,000 for the years ended December 31, 2003 and 2002, respectively.

The decrease in non-performing assets at December 31, 2003 reflects disposal of repossessed assets and reduction of real estate owned during 2003 by $522,000. Net loan charge-offs also declined during 2003 because potential problem loans incurred during 2003 were successfully paid off, thereby avoiding charge-off.

Liquidity and Capital Resources

The objective of our liquidity management is to ensure the availability of sufficient cash flows to meet all financial commitments and to capitalize on opportunities for expansion. Liquidity management addresses our ability to meet deposit withdrawals on demand or at contractual maturity, to repay borrowings as they mature, and to fund new loans and investments as opportunities arise.

Our primary sources of internally generated funds are principal and interest payments on loans receivable and cash flows generated from operations. External sources of funds include increases in deposits, repurchase agreements, federal funds purchased from banks and advances from the Federal Home Loan Bank of Atlanta.

Carolina Bank is required under applicable federal regulations to maintain specified levels of liquid investments in qualifying types of investments. Cash and due from banks, federal funds sold, and investment securities available-for-sale are the primary liquid assets of Carolina Bank. We regularly monitor Carolina Bank’s liquidity position to ensure its liquidity is sufficient to meet its needs.

We are subject to various regulatory capital requirements administered by the banking regulatory agencies. Failure to meet minimum capital requirements can initiate mandatory and possibly discretionary actions by the regulators that, if undertaken, could have a direct material effect on our financial condition. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, we must meet specific capital guidelines that involve quantitative measures of assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. Our capital amounts and classifications are subject to qualitative judgments by the regulators about components, risk-weightings, and other factors. As of December 31, 2003 and 2002, our levels of capital exceeded all applicable regulatory requirements.

Results of Operations for the Years ended December 31, 2003 and 2002

General. We had net income for the year ended December 31, 2003 of $1,150,000 or $.61 per diluted share, compared to net income for the year ended December 31, 2002 of $601,000 or $.55 per diluted share. Net interest income, the difference between interest earned on interest-earning assets and interest incurred on interest-bearing liabilities, was $6.3 million in 2003 compared to $4.9 million in 2002, an increase of 26.9%. Non-interest income, principally service charges and fees, mortgage banking income, securities gains, increase in cash value of life insurance, less repossessed losses amounted to $1,354,000 in 2003 and $902,000 in 2002, an increase of 50.0%. Increased service charges, mortgage banking income and increase in cash value of life insurance accounted for most of the increase in non-interest income in 2003. Our provision for loan losses was $692,000 and $685,000 in 2003 and 2002, respectively. We incurred non-interest expense of $5.2 million in 2003 and $4.2 million in 2002. The increase in non-interest expense of $961,000 or 22.7% was largely the result of increased growth. Income taxes increased $262,000, or 83.8%, in 2003 to $574,000 because income before income taxes increased in 2003.

Net interest income. Net interest income is the amount of interest earned on interest-earning assets such as loans, investments, federal funds sold and deposits in other financial institutions less the interest expense incurred on interest-bearing liabilities such as interest-bearing deposits and borrowed money. Net interest income is the principal source of our earnings. Net interest income is affected by the general level of interest rates and the volumes and mix of interest-earning assets and interest-bearing liabilities.

For the year ended December 31, 2003, net interest income increased by $1.3 million or 26.9% to $6.3 million from $4.9 million for the year ended December 31, 2002. The increase in net interest income was attributable to growth in all aspects of our business. Average interest-earning assets were approximately $189.5 million in 2003 compared to $155.4 million in 2002, an increase of $34.1 million or 21.9%. We experienced significant loan and deposit growth during 2003 with average loans up $30.3 million or 24.9% and average deposits increasing $26.2 million or 21.4% from 2002.

The net yield on interest-earning assets increased by .13% to 3.30% in 2003 from 3.17% in 2002. The interest rate spread increased by .17% to 3.02% in 2003 from 2.85% in 2002. The increases in yields and interest rate spread in 2003 from 2002 occurred because the largest two interest-bearing liabilities, time certificates and money market accounts, declined in yield by more than the largest interest earning asset, loans. A majority of our loans adjust with the prime rate, and most of the decline in loan yields occurred in 2001 and 2002 when the prime rate declined by a total of 5% while certificates of deposit, which generally adjust at maturity, lag the loan adjustments. We have also taken steps through our deposit promotions to lower our yield on interest-bearing liabilities and to shorten our deposit maturities.

The table below provides a detailed analysis of the effective yields and rates on the categories of interest-earning assets and interest-bearing liabilities for the years ended December 31, 2003 and 2002.

Net Interest Income and Average Balance Analysis

	For the Year Ended December 31,
	2003			2002
	Average Balance (1.)	Interest Inc./Exp.	Average Yield/Cost	Average Balance (1.)	Interest Inc./Exp.	Average Yield/Cost
	(Dollars in thousands)
Interest-earning assets
Interest bearing deposits	$1,116	$12	1.08%	$1,922	$31	1.61%
Federal funds sold	7,211	79	1.10%	4,697	74	1.58%
Taxable Investments	29,453	1,244	4.22%	27,356	1,403	5.13%
Loans	151,733	8,509	5.61%	121,446	7,577	6.24%

Interest-earning assets	189,513	9,844		155,421	9,085
Interest-earning assets			5.19%			5.85%

Non interest-earning assets	12,037			7,916

Total assets	$201,550			$163,337

Interest-bearing liabilities
Interest checking	$6,721	15	0.22%	$4,837	15	0.31%
Money market and savings	47,000	689	1.47%	46,744	1,082	2.31%
Time certificates and IRAs	94,792	2,392	2.52%	70,710	2,496	3.53%
Other borrowings	16,677	488	2.93%	15,891	559	3.52%

Total interest-bearing liabilities	165,190	3,584		138,182	4,152
Cost on average Interest-bearing liabilities			2.17%			3.00%

Non-interest-bearing liabilities
Demand deposits	16,816			14,008
Other liabilities	696			805

Total non-interest-bearing liabilities	17,512			14,813

Total liabilities	182,702			152,995
Stockholders’ equity	18,848			10,342

Total liabilities and equity	$201,550			$163,337
Net interest income		$6,260			$4,933

Net yield on interest-earning assets			3.30%			3.17%

Interest rate spread			3.02%			2.85%

(1.)	Average balances are computed on a daily basis.

Rate/Volume analysis of net interest income. The effect of changes in average balances (volume) and rates on interest income, interest expense and net interest income for the period indicated is shown below. The effect of a change in the average balance has been determined by applying the average rate in the earlier period to the change in average balance in the later period, as compared with the earlier period. The effect of a change in the average rate has been determined by applying the average balance in the earlier period to the change in the average rate in the later period as compared with the earlier period. Changes resulting from average balance/rate variances have been allocated between volume and rate on a proportional basis.

Rate / Volume Variance Analysis

	Year Ended December 31, 2003 vs. 2002
	Interest Increase (Decrease)	Increase (Decrease) Due To Change in
		Rate	Volume
	(Dollars in thousands)
Interest-Earning Assets:
Interest-Earning Deposits	$(19)	$(8)	$(11)
Federal Funds Sold	5	(27)	32
Taxable Investments	(159)	(261)	102
Loans	932	(822)	1,754

Total Interest-Earning Assets	759	(1,118)	1,877

Interest-Bearing Liabilities
NOW Accounts	—	(5)	5
Money Market and Savings	(393)	(399)	6
Time Certificates and IRAs	(104)	(822)	718
Other Borrowings	(71)	(98)	27

Total Interest-Bearing Liabilities	(568)	(1,324)	756

Net Interest Income	$1,327	$206	$1,121

During the year 2003, the improvement in net interest income over 2002 was primarily the result of growth in assets and liabilities. The overall rate adjustment also had a positive impact on net interest income as the rate on interest-bearing liabilities declined by more than the rate on interest-bearing assets.

Provision for loan losses. The allowance for loan losses, established through charges to expense in the form of a provision for loan losses, allows for possible loan losses in our loan portfolio. The provision for loan losses increased in 2003 to $692,000 from $685,000 in 2002. The level of the allowance for loan losses is based on our estimate as to the amount required to maintain an allowance adequate enough to provide for future losses. We consider, among other things, nonperforming loans, delinquencies, collateral values and general economic conditions when assessing the adequacy of the allowance. The allowance for loan losses was $2.1 million or 1.25% of loans and $1.7 million or 1.25% of loans at December 31, 2003 and 2002, respectively. Charge-offs, net of recoveries, were approximately $204,000 and $393,000 during 2003 and 2002, respectively.

The following table describes the activity relating to our allowance for loan losses for the periods and years indicated:

Analysis of the Allowance for Loan Losses

	At or for the Year Ended December 31
	2003	2002
	(Dollars in thousands)
Beginning Balance	$1,661	$1,369
Provision for loan losses	692	685
Charge-Offs:
Commercial	(8)	(374)
Real Estate	(92)	—
Consumer	(111)	(20)

Total	(211)	(394)
Recoveries:	—	—
Commercial	8
Consumer	—	1

Ending Balance	$2,150	$1,661

Non-interest income. Other income consists principally of service charges and fees, mortgage banking income, securities gains, and increase in cash value of life insurance. Total other income for 2003 was $1,354,000 compared to $902,000 in 2002, an increase of $452,000 or 50.0%. Growth in customers and overdraft fees accounted for the 42.4% jump in service charges to $761,000 in 2003 from $534,000 in 2002. Mortgage banking income, which represents fees earned from the origination of mortgage loans for others, rose 48.1% to $409,000 in 2003 from $276,000 in 2002. The significant increase in mortgage banking income in 2003 resulted primarily from lower interest rates, which promoted increased home buying and home mortgage refinancing. Securities gains of $53,000 in 2003 and $20,000 in 2002 resulted from the sale or call of investments at gains. Other non-interest income included $177,000 from the increase in cash value of life insurance in 2003. There was no income from the increase in cash value of life insurance in 2002 as we purchased bank owned life insurance of $4.2 million at the end of 2002 and in the third quarter of 2003. Other income also included $108,000 and $76,000 from the sale of non-deposit investment products in 2003 and 2002, respectively.

Non-interest expenses. Non-interest expenses were $5.2 million in 2003 compared to $4.2 million in 2002, an increase of $961,000 or 22.7%. The Asheboro loan production office was opened in 2002 and converted to a full service branch in 2003. Additional full time personnel were hired to staff the full service location and to support our growth. Benefit costs also rose sharply in 2003. A new full service owned facility opened in Asheboro in 2004 to replace the former leased office. Occupancy and equipment expenses, professional fees and outside data processing fees increased in 2003 from 2002 as a result of the continued growth in loans and deposits. Advertising and promotion decreased by 11.0% to $191,000 in 2003 from $215,000 in 2002 as we took steps to reduce controllable expenditures. Other expenses climbed 35.3% to $426,000 during 2003 to support the new offices and growth during 2003. We closely monitor non-interest expenses but expect additional increases in 2004 to support growth in assets and liabilities.

Income taxes. Income tax expense amounted to $574,000, or 33.3% of income before income taxes in 2003, and $312,000, or 34.2% of income before income taxes in 2002. The decrease in the effective income tax rate in 2003 was the result of non-taxable income from increase in the cash value of life insurance.

Financial condition. Total assets were $226.9 million at December 31, 2003, an increase of $37.0 million or 19.5% over total assets of $189.9 million at December 31, 2002. Loans, premises and equipment, and other assets increased over prior year amounts. Funding for the asset growth came primarily from an increase in deposits and Federal Home Loan Bank Advances. We have continued our aggressive promotion and pricing of deposit products in order to establish and build market share. We regularly evaluate our deposit product offerings and attempt to meet the needs of all types of customers through both new products and modifications to existing products. We had approximately $35.6 million in deposits from other depository institutions and $4.1 million of broker deposits at December 31, 2003.

The majority of our asset growth continues to occur in the loan portfolio. Total loans outstanding increased $39.5 million or 29.7% from $133.0 million at December 31, 2002 to $172.6 million at December 31, 2003. We believe our targeted marketing efforts, experienced lenders, local decision making, and emphasis on personal relationships and superior customer service have been key drivers of the loan growth. Approximately 78.7% of our loans at December 31, 2003 were secured by some form of real estate. At December 31, 2003 loans secured by one-to-four family residential properties comprised 20.3% of our loan portfolio while nonresidential properties, construction loans and multifamily residential properties comprised 37.0%, 14.4% and 7.0% of our loan portfolio, respectively. Another 18.4% were commercial loans with the balance in consumer and other loans.

Asset quality is a primary concern. A thorough credit analysis is made of each loan before it is made. Experienced lenders and a credit administrator review the loan’s structure including terms, rate, collateral and repayment sources in addition to adherence to our lending policy. On an ongoing basis, a risk rating program and other credit administration tools are utilized to monitor loans and overall asset quality. Nonperforming loans amounted to approximately $228,000 or .13% of loans outstanding and $37,000 or .03% of loans outstanding at December 31, 2003 and 2002, respectively. Our allowance for loan losses was 1.25% of loans outstanding at both December 31, 2003 and 2002. Net loan charge-offs were .13% and .32% of average loans during 2003 and 2002, respectively.

Investment securities decreased to $29.1 million at December 31, 2003 from $30.7 million at December 31, 2002, a decrease of 5.4%. Our investment securities portfolio consists primarily of U.S. government agency securities and mortgage backed securities issued by the U.S. government and quasi U.S. government agencies. Approximately 81.6% of the investment securities at December 31, 2003 were classified as available for sale and were recorded at market value. Changes in market value are reflected as a separate component of stockholders’ equity. We do not engage in the practice of trading securities.

Other assets consist of interest receivable on loans and investments, prepaid expenses, deferred tax assets, real estate owned, repossessed assets and cash value of life insurance. The increase in other assets of $1.2 million to $5.9 million at December 31, 2003 from $4.7 million at December 31, 2002 consists primarily of a $1.4 million increase in the cash value of life insurance to $4.3 million at December 31, 2003. Real estate owned and repossessed assets declined to $126,000 at December 31, 2003 from $648,000 at December 31, 2002 as several problem assets were disposed of during 2003.

We opened for business on November 26, 1996 and have not paid any cash dividends to our stockholders. In September 2001, the Board of Directors approved a 10% stock dividend. A 10% stock dividend was also paid in 2000. An amount equal to the fair value of the shares distributed was reclassified from retained earnings to common stock and additional paid-in capital.

Liquidity. The objective of our liquidity management is to ensure the availability of sufficient cash flows to meet all financial commitments and to capitalize on opportunities for expansion. Liquidity management addresses our ability to meet deposit withdrawals on demand or at contractual maturity, to repay borrowings as they mature, and to fund new loans and investments as opportunities rise.

Our primary sources of internally generated funds are principal and interest payments on loans receivable and cash flows generated from operations. External sources of funds include increases in deposits, repurchase agreements, federal funds purchased from banks and advances from the Federal Home Loan Bank of Atlanta.

Carolina Bank is required under applicable federal and state regulations to maintain specified levels of liquid investments in qualifying types of investments. Cash and due form banks, federal funds sold, and investment securities available for sale are the primary liquid assets of Carolina Bank. We regularly monitor Carolina Bank’s liquid position to ensure its liquidity is sufficient to meet its needs.

Investment Portfolio. At December 31, 2003 and 2002, our investment portfolio comprised approximately 12.8% and 16.2% of total assets, respectively.

The following table summarizes the carrying value amounts of securities at the dates indicated. Available-for-sale securities are reported at estimated fair value and held to maturity securities are reported at amortized cost.

Analysis of Investment Securities

Amortized Cost and Market Values

	At December 31,
	2003		2002
	Amortized Cost	Market Value	Amortized Cost	Market Value
	(Dollars in thousands)
Available for Sale
US agency securities	$6,167	$6,129	$16,069	$16,198
Mortgage-backed securities	15,808	15,956	9,708	10,029
Trust preferred stock	750	758	750	750
Restricted stock	876	876	530	530

	23,601	23,719	27,057	27,507

Held to Maturity
US agency securities	1,795	1,774	—	—
Mortgage-backed securities	3,568	3,550	3,236	3,282

	5,363	5,324	3,236	3,282

Total	$28,964	$29,043	$30,293	$30,789

The following table presents maturities and weighted average yields of debt securities at the dates indicated.

Analysis of Investment Securities

	At December 31, 2003
	Due One Year or Less	One Year Through Five Years	Five Years Through Ten Years	Due After Ten Years	Total	Market Value
	(Dollars in thousands)
Investment Securities
US agency securities	$—	$7,962	$—	$—	$7,962	$7,903
Mortgage-backed securities	—	353	8,505	10,517	19,375	19,505
Trust preferred securities	—	—	—	750	750	758

Total	$—	$8,315	$8,505	$11,267	$28,087	$28,166

Weighted Average Yields
US agency securities	—	3.09%	—	—	3.09%
Mortgage-backed securities	—	6.06%	3.91%	4.78%	4.42%
Trust preferred securities	—	—	—	4.33%	4.33%

	—	3.21%	3.91%	4.82%	4.04%

Loan Portfolio. We believe the loan portfolio is adequately diversified. There are no significant concentrations of loans to any particular individuals or industry, or group of related individuals or industries. There are no foreign loans. The following table presents, at the dates indicated, the composition of our loan portfolio by loan type:

Analysis of Loans

	At December 31,
	2003		2002
	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Loans Secured by Real Estate:
Construction and Land Development	$24,926	14.44%	$36,149	27.17%
1-4 Family Residential Properties	34,940	20.25%	29,211	21.96%
Multifamily Residential Properties	12,030	6.97%	9,866	7.41%
Nonfarm Nonresidential Properties	63,895	37.03%	27,490	20.66%

Total Loans Secured by Real Estate	135,791	78.69%	102,716	77.20%
Commercial and Industrial Loans	29,156	16.89%	24,430	18.36%
Consumer	6,445	3.73%	5,822	4.38%
All Other Loans	1,183	0.69%	77	0.06%

Total Loans	$172,575	100.00%	$133,045	100.00%

The table that follows shows the loan portfolio at December 31, 2003 by loan type, maturity and whether the interest rate is fixed or variable.

Analysis of Certain Loan Maturities

As of December 31, 2003

	Real Estate		Consumer		Commercial & Other		Total
	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Due within one year:	$33,125	24.39%	$3,404	52.82%	$14,632	48.23%	$51,161	29.65%

Due after one year through five years:
Fixed Rate	39,088	28.79%	2,282	35.41%	4,160	13.71%	45,530	26.38%
Variable Rate	25,545	18.81%	502	7.79%	7,314	24.11%	33,361	19.33%

	64,633	47.60%	2,784	43.20%	11,474	37.82%	78,891	45.71%
Due after five years:
Fixed Rate	9,612	7.08%	257	3.99%	3,702	12.20%	13,571	7.86%
Variable Rate	28,421	20.93%	—	0.00%	531	1.75%	28,952	16.78%

	38,033	28.01%	257	3.99%	4,233	13.95%	42,523	24.64%

	$135,791	100.00%	$6,445	100.00%	$30,339	100.00%	$172,575	100.00%

A certain degree of risk is inherent in the extension of credit. We have established loan and credit policies designed to control both the types and amounts of risks assumed and to ultimately minimize credit losses. Such policies include limitations on loan-to-collateral values for various types of collateral, requirements for appraisals of certain real estate collateral, problem loan management practices and collection procedures, and non-accrual and charge-off guidelines.

Loans secured by real estate mortgages comprised 78.7% and 77.2% of our loan portfolio at December 31, 2003 and 2002, respectively. Residential real estate loans consist mainly of first and second mortgages on single-family homes. Loan-to-value ratios for these loans are generally limited to 90% for second mortgages and 85% for first mortgages, unless private mortgage insurance is obtained. Nonresidential loans are secured by business and commercial properties with loan-to-value ratios generally limited to 80%. The repayment of both residential and nonresidential real estate loans is dependent primarily on the income and cash flows of the borrowers with the real estate serving as a secondary source of repayment. Real estate construction loans generally consist of financing of commercial real estate projects and some one-to-four family dwellings. Usually the loan-to-cost ratios are limited to 80% and permanent financing commitments are required prior to advancing loan proceeds.

Commercial loans primarily represent loans to businesses and may be made on either a secured or unsecured basis. Commercial lending involves risk because repayment usually depends on the cash flows generated by a borrower’s business, and the debt service capacity of a business can deteriorate because of downturns in national and local economic conditions. To manage this risk, initial and continuing financial analysis of a borrower’s financial information is generally required.

Allowance for loan losses. The allowance for loan losses is increased by direct charges to operating expense. Losses on loans are charged against the allowance in the period in which management has determined that such loans have become uncollectible. Recoveries of previously charged-off loans are credited to the allowance.

In reviewing the adequacy of the allowance each quarter and at year end, we consider our loan loss experience, current economic conditions affecting borrowers’ ability to repay, the volume of loans, trends in loan delinquencies, non-accruing and potential problem loans, and the quality of the collateral securing nonperforming and problem loans. We apply a consistent methodology that utilizes, among other things, a loan risk rating system and detailed loan reviews. Regulators review the adequacy of the allowance for loan losses as part of their periodic examinations and may require adjustments to the allowance based upon information available to them at the time of their examination. A summary of our loan loss experience for the years ended December 31, 2003 and 2002 was presented earlier.

The following table presents the allocation of the allowance for loan losses at December 31, 2003 and 2002, compared with the percent of loans in the applicable categories of total loans.

Allocation of the Allowance for Loan Losses

	At December 31,
	2003		2002
	Amount	% Loans in Each Category	Amount	% Loans in Each Category
	(Dollars in thousands)
Balance at end of period applicable to:
Commercial	$481	16.89%	$413	18.36%
Real Estate	1,397	78.69	1,066	77.20
Consumer	158	3.73	108	4.38
All Other Loans	78	0.69	2	0.06
Unallocated	36	—	72	—

Total	$2,150	100.00%	$1,661	100.00%

Non-performing loans. When a loan is past due 90 days as to interest or principal or there is serious doubt as to collectibility, the accrual of interest is generally discontinued unless the estimated fair value of the collateral is sufficient to assure the collection of the principal balance and accrued interest. A non-accrual loan is not returned to accrual status unless principal and interest are current and the borrower has demonstrated the ability to continue making payments as agreed. The following table sets forth information on non-accrual loans, restructured loans, total nonperforming loans, and nonperforming assets at the dates indicated:

Non-Performing Assets

	At December 31,
	2003	2002
	(Dollars in thousands)
Nonaccrual loans	$228	$37
Restructured loans	—	—
Total nonperforming loans	228	37
Real estate owned	126	449
Repossessed assets	—	199

Total nonperforming assets	$354	$685

Accruing loans past due 90 days or more	$33	$—
Allowance for loan losses	2,150	1,661
Nonperforming loans to period end loans	0.13%	0.03%
Allowance for loan losses to nonperforming loans	942.98%	4489.19%
Nonperforming assets to total assets	0.16%	0.36%

Deposits. The maturity distribution of time deposits in excess of $100,000 or more at December 31, 2003 and 2002 is presented below. Such deposits may be more volatile and interest rate sensitive than other deposits.

Certificates of Deposit in Amounts of $100,000 or More

	At December 31, 2003	At December 31, 2002
	(Dollars in thousands)
Remaining maturity:
Three months or less	$10,034	$7,527
Over three through six months	28,844	16,982
Over six through twelve months	5,458	5,957
Over twelve months	1,087	883

	$45,423	$31,349

Interest rate sensitivity. Interest rate sensitivity management is concerned with the timing and magnitude of re-pricing assets compared to liabilities and is a part of asset/liability management. It is the objective of interest rate sensitivity management to generate stable growth in net interest income, and to control the risks associated with interest rate movements. We began actively measuring interest rate risk during the last half of 2001 using simulation analysis. Simulation analysis and past history indicate, in the absence of growth or changes in the mix of assets and liabilities, that our net interest income generally increases when short-term interest rates rise and declines when short-term interest rates fall. The table below reflects the balances of interest-earning assets and interest-bearing liabilities at the earlier of their re-pricing or maturity dates. Investment security prepayments and calls are estimated based on current interest rates and could vary significantly if interest rates change. Fixed rate loans are reflected at their contractual maturity date and variable loans are reflected when the loans may be re-priced contractually. Interest-bearing liabilities with no contractual maturity, such as interest-bearing transaction accounts and savings deposits are reflected in the earliest re-pricing interval due to contractual arrangements which give management or the customer the opportunity to vary rates paid on these deposits within a thirty day or shorter period. The interest rate sensitivity of our assets and liabilities illustrated in the following table would vary substantially if different assumptions were used or if actual experience differs from that indicated by such assumptions.

Repricing Schedule as of December 31, 2003

	0-90 Days	91-365 Days	More than 1 Year to 3 Years	Over 3 Years	Total
	(Dollars in Thousands)
Interest-Earning Assets
Interest-Bearing Deposits	$44	$—	$—	$—	$44
Federal Funds Sold	11,817	—	—	—	11,817
Investment Securities	3,003	4,186	8,335	13,439	28,963
Loans	85,907	27,451	17,446	41,541	172,345

Total	100,771	31,637	25,781	54,980	213,169

Interest-Bearing Liabilities
Savings, NOW and Money Market	48,911	—	—	—	48,911
Time Deposits	23,893	72,675	14,052	2,664	113,284
Federal Home Loan Bank Advances	4,216	6,849	140	4,729	15,934
Securities sold under agreements to repurchase	3,517	—	—	—	3,517
Trust preferred securities	3,000	—	—	—	3,000

Total	83,537	79,524	14,192	7,393	184,646

Interest Sensitive Gap	$17,234	$(47,887)	$11,589	$47,587	$28,523

Cumulative Gap	$17,234	$(30,653)	$(19,064)	$28,523	$28,523

Ratio of Interest-Sensitive Assets to Interest-Sensitive Liabilities	120.63%	39.78%	181.66%	743.68%	115.45%

Cumulative Ratio of Interest-Sensitive Assets to Interest-Sensitive Liabilities	120.63%	81.20%	89.24%	115.45%	115.45%

Return on equity and assets. The following table shows the return on assets (net income divided by average total assets), return on equity (net income divided by average equity), cash dividend payout ratio (cash dividends declared divided by net income), and equity to asset ratio (average equity divided by average total assets) for each period indicated.

	For the Year Ended December 31,
	2003	2002
Return on Average Assets	0.57%	0.37%
Return on Average Stockholders’ Equity	6.10%	5.81%
Dividend Payout Ratio	—	—
Average Stockholders’ Equity as a Percentage of Average Assets	9.35%	6.33%

Capital resources. We and Carolina Bank are subject to various regulatory capital adequacy standards. Under these standards, financial institutions are required to maintain minimum ratios of capital to risk-weighted assets and average total assets. We and Carolina Bank exceeded all minimum capital requirements and met the requirements to be categorized as “well capitalized” at December 31, 2003 and 2002.

Inflation. Since our assets and liabilities are primarily monetary in nature, our performance is more affected by changes in interest rates than by inflation. Interest rates generally increase as the rate of inflation increases, but the magnitude of the change in rates may not necessarily be the same.

While the effect of inflation on a financial institution is normally not as significant as is its influence on those businesses which have large investments in plant and inventories, it does have an effect. During periods of high inflation, there are normally corresponding increases in the money supply, and financial institutions will normally experience above average growth in assets, loans and deposits. Also, general increases in the prices of goods and services will result in increased operating expenses.

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Independent Auditors’ Report

To the Board of Directors and Stockholders

Carolina Bank Holdings, Inc. and Subsidiaries

Greensboro, North Carolina

We have audited the accompanying consolidated balance sheets of Carolina Bank Holdings, Inc. and Subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of income, changes in stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2003. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Carolina Bank Holdings, Inc. and Subsidiaries at December 31, 2003 and 2002 and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

CHERRY, BEKAERT & HOLLAND, L.L.P.

Greensboro, North Carolina

January 30, 2004

CAROLINA BANK HOLDINGS, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

December 31, 2003 and 2002

	2003	2002
Assets

Cash and due from banks	$3,503,257	$4,896,744
Federal funds sold	11,817,000	12,794,000
Securities available for sale (Note 3)	23,718,850	27,506,755
Securities held to maturity (market value of $5,323,699 in 2003 and $3,281,953 in 2002) (Note 3)	5,362,603	3,236,415
Loans (Note 4)	172,574,521	133,045,133
Less allowance for loan losses (Note 4)	(2,149,653)	(1,661,322)

Net loans	170,424,868	131,383,811
Premises and equipment, net (Note 5)	6,131,419	5,327,839
Other assets	5,952,513	4,724,955

Total Assets	$226,910,510	$189,870,519

Liabilities and Stockholders’ Equity

Deposits (Note 6)
Non-interest bearing demand	$21,374,028	$15,496,900
NOW, money market and savings	48,910,868	60,983,842
Time	113,283,853	78,396,931

Total deposits	183,568,749	154,877,673

Securities sold under agreements to repurchase	3,516,508	3,738,957
Advances from the Federal Home Loan Bank of Atlanta (Note 7)	15,933,572	8,590,472
Trust preferred securities (Note 8)	3,000,000	3,000,000
Other liabilities and accrued expenses (Note 14)	1,328,256	1,318,902

Total liabilities	207,347,085	171,526,004

Stockholders’ equity (Notes 10, 11, 13 and 14)
Common stock $1.00 par value; authorized 20,000,000 shares; issued and outstanding 1,873,563 and 1,846,514 shares in 2003 and 2002	1,873,563	1,846,514
Additional paid-in capital	16,241,644	15,980,433
Retained earnings	1,370,310	220,512
Accumulated other comprehensive income	77,908	297,056

Total stockholders’ equity	19,563,425	18,344,515

Commitments (Note 12)

Total Liabilities and Stockholders’ Equity	$226,910,510	$189,870,519

See accompanying notes to consolidated financial statements.

CAROLINA BANK HOLDINGS, INC. AND SUBSIDIARIES

Consolidated Statements of Income

For the years ended December 31, 2003, 2002 and 2001

	2003	2002	2001
Interest income
Loans	$8,508,557	$7,576,727	$7,598,983
Investment securities, taxable	1,244,710	1,402,641	1,125,187
Interest from federal funds sold	78,624	74,475	164,412
Other	11,833	31,232	127,640

Total interest income	9,843,724	9,085,075	9,016,222

Interest expense
NOW, money market and savings deposits	704,199	1,097,394	1,240,855
Time deposits	2,392,061	2,496,009	3,650,356
Other	487,343	558,469	505,663

Total interest expense	3,583,603	4,151,872	5,396,874

Net interest income	6,260,121	4,933,203	3,619,348

Provision for loan losses (Note 4)	692,000	685,000	391,058

Net interest income after provision for loan loss	5,568,121	4,248,203	3,228,290

Non-interest income
Service charges	760,859	534,322	378,662
Mortgage banking income	408,604	275,975	178,245
Securities gains, net	53,119	20,052	128,466
Repossessed asset losses and writedowns	(152,803)	(29,000)	—
Other	284,239	101,056	—

Total non-interest income	1,354,018	902,405	685,373

Non-interest expenses
Salaries and employee benefits	2,825,469	2,266,930	1,647,415
Occupancy and equipment	725,703	595,721	522,967
Advertising and business promotion	191,293	214,860	251,579
Professional fees	392,898	337,198	298,146
Outside data processing	356,602	261,501	199,441
Stationery, printing and supplies	280,125	246,049	210,118
Other	426,451	315,227	256,272

Total non-interest expenses	5,198,541	4,237,486	3,385,938

Income before income taxes	1,723,598	913,122	527,725

Income tax expense (Note 9)	573,800	312,280	125,782

Net income	$1,149,798	$600,842	$401,943

Basic income per share	$.62	$.56	$.39

Diluted income per share	$.61	$.55	$.39

See accompanying notes to consolidated financial statements.

CAROLINA BANK HOLDINGS, INC. AND SUBSIDIARIES

Consolidated Statements of Changes in Stockholders’ Equity

For the years ended December 31, 2003, 2002 and 2001

	Total	Common stock	Additional paid-in capital	Retained earnings (deficit)	Accumulated other comprehensive income
Balance, December 31, 2000	$9,168,188	$938,534	$8,059,809	$137,986	$31,859

Comprehensive income
Net income	401,943	—	—	401,943	—
Other comprehensive income -
Unrealized gain on securities available for sale, net of tax	60,767	—	—	—	60,767
Less: Reclassification adjustment, net of tax	(40,898)	—	—	—	(40,898)

	19,869				19,869

Comprehensive income	421,812

10% stock dividend	—	93,904	826,355	(920,259)	—

Balance, December 31, 2001	$9,590,000	$1,032,438	$8,886,164	$(380,330)	$51,728

Comprehensive income
Net income	$600,842	$—	$—	$600,842	$—
Other comprehensive income -
Unrealized gain on securities available for sale, net of tax	245,328	—	—	—	245,328

Comprehensive income	846,170

Stock offering	7,824,932	805,000	7,019,932	—	—

Exercised options	83,413	9,076	74,337	—	—

Balance, December 31, 2002	$18,344,515	$1,846,514	$15,980,433	$220,512	$297,056

Comprehensive income
Net income	$1,149,798	$—	$—	$1,149,798	$—
Other comprehensive income -
Unrealized loss on securities available for sale, net of tax	(219,148)	—	—	—	(219,148)

Comprehensive income	930,650

Exercised options	254,460	27,049	227,411	—	—
Tax benefit of stock options	33,800	—	33,800	—	—

Balance, December 31, 2003	$19,563,425	$1,873,563	$16,241,644	$1,370,310	$77,908

See accompanying notes to consolidated financial statements.

CAROLINA BANK HOLDINGS, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

For the years ended December 31, 2003, 2002 and 2001

	2003	2002	2001
Cash flows from operating activities
Net income	$1,149,798	$600,842	$401,943
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation	267,349	235,594	211,833
Deferred income tax (benefit)	(159,000)	(98,000)	(156,623)
Provision for loan losses	692,000	685,000	391,058
Amortization, net	(9,713)	55,085	2,585
Gain on sale of securities available to sale	(53,119)	(20,052)	(128,466)
Provision for loss on repossessed assets	146,603	29,000	—
Loss on sale of repossessed assets	6,201	—	—
Decrease (increase) in other assets	(591,790)	114,710	55,763
Increase (decrease) in accrued expenses and other liabilities	9,354	629,732	(125,774)

Net cash provided by operating activities	1,457,683	2,231,911	652,319

Cash flows from investing activities
Purchases of securities available for sale	(33,123,626)	(18,005,065)	(25,820,083)
Purchases of securities held to maturity	(4,451,118)	(2,029,688)	(1,900,896)
Maturities and calls of securities available for sale	29,225,000	13,888,800	5,250,000
Maturities and calls of securities held to maturity	—	—	635,000
Repayments from mortgage-backed securities available for sale	6,252,068	2,810,590	256,955
Repayments from mortgage-backed securities held to maturity	2,321,427	936,853	—
Origination of loans, net of principal collected	(39,625,379)	(25,330,533)	(24,275,584)
Additions to premises and equipment	(1,070,929)	(219,047)	(974,112)
Sales of securities available for sale	1,281,651	—	8,396,356
Proceeds from sales of repossessed assets	495,550	—	—
Purchase of bank owned life insurance	(1,199,000)	(2,958,000)	—

Net cash used in investing activities	(39,894,357)	(30,906,090)	(38,432,364)

Cash flows from financing activities
Net increase in deposits	28,691,076	30,223,486	27,322,760
Borrowings from Federal Home Loan Bank	17,890,200	11,600,000	5,000,000
Repayments to Federal Home Loan Bank	(10,547,100)	(11,009,528)	—
Increase (decrease) in securities sold under agreements to repurchase	(222,449)	(1,843,171)	3,398,267
Proceeds from stock offering	—	7,824,932	—
Proceeds from exercised stock options	254,460	83,413	—
Proceeds from trust preferred securities	—	—	3,000,000

Net cash provided by financing activities	36,066,187	36,879,132	38,721,027

Increase (decrease) in cash and cash equivalents	(2,370,487)	8,204,953	940,982
Cash and cash equivalents at beginning of year	17,690,744	9,485,791	8,544,809

Cash and cash equivalents at end of year	$15,320,257	$17,690,744	$9,485,791

Supplemental disclosure of cash flow information:
Cash paid during the year for interest	$3,428,453	$4,187,806	$5,406,212

Cash paid during the year for income taxes	$812,188	$220,000	$328,666

Supplemental disclosure of non-cash transactions:
Transfers of loans to foreclosed assets	$126,400	$648,355	$—

See accompanying notes to consolidated financial statements.

CAROLINA BANK HOLDINGS, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2003 and 2002

Note 1 - Summary of significant accounting policies

Carolina Bank Holdings, Inc. (the “Holding Company”) is a North Carolina corporation organized in 2000. On August 17, 2000 pursuant to the plan of exchange approved by the shareholders of Carolina Bank (the “Bank”), all of the outstanding shares of common stock of the Bank were exchanged for shares of common stock of the Holding Company. The Holding Company presently has no employees.

The Bank was incorporated on August 20, 1996, and began banking operations on November 25, 1996. It is engaged in lending and deposit gathering activities in Guilford and Randolph Counties, North Carolina and operates under the laws of North Carolina, the Rules and Regulations of the Federal Deposit Insurance Corporation and the North Carolina Commissioner of Banks. The Bank has three locations in Greensboro, North Carolina and a branch office in Asheboro, North Carolina.

The following is a description of the significant accounting and reporting policies that the Holding Company and Subsidiaries (collectively the “Company”) follows in preparing and presenting their financial statements.

(a)	Basis of presentation and consolidation

The consolidated financial statements include the accounts of the Holding Company and its wholly-owed subsidiaries, the Bank and CBHI Capital Trust I. All significant intercompany balances and transactions have been eliminated in consolidation.

(b)	Use of estimates

The preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect reported amounts in the financial statements and accompanying notes . Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses.

(c)	Securities

Investments in equity securities that have readily determinable fair values and all investments in debt securities are classified at acquisition into one of three categories and accounted for as follows:

CAROLINA BANK HOLDINGS, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2003 and 2002

Note 1 - Summary of significant accounting policies (continued)

•	securities held to maturity - reported at amortized cost,

•	trading securities - reported at fair value with unrealized gains and losses included in earnings, or;

•	securities available-for-sale - reported at estimated fair value with unrealized gains and losses reported as a separate component of comprehensive income (net of tax effect).

The Company does not engage in any trading activities. Gains and losses on sales of securities are recognized on a specific identification basis. Premiums and discounts are amortized into interest income using a method that approximates the level yield method. The investment in the Federal Home Loan Bank represents restricted stock and is carried at cost.

(d)	Loans and allowance for loan losses

Loans are carried at their principal amount outstanding. Interest income is recorded as earned on the accrual basis.

The Company uses the allowance method in providing for possible loan losses. The provision for loan losses is based upon management’s estimate of the amount needed to maintain the allowance for loan losses at an adequate level to cover known and inherent risks of loss in the loan portfolio. In determining the provision amount, management gives consideration to current and anticipated economic conditions, the growth and composition of the loan portfolio, the relationship of the allowance for loan losses to outstanding loans, delinquencies and other factors. Management believes that the allowance for loan losses is adequate. While management uses the best information available to make evaluations, future adjustments may be necessary if economic and other conditions differ substantially from the assumptions used.

Management considers loans to be impaired when based on current information and events, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. Factors that influence management’s judgments include, but are not limited to, loan payment pattern, source of repayment, and value of collateral, if any. A loan would not be considered impaired if an insignificant delay in loan payment occurs and management expects to collect all amounts due. The major sources of identification of loans to be evaluated for impairment include past due and nonaccrual reports, internally generated lists of certain risk grades, and regulatory reports of examination. Impaired loans are measured using either the discounted expected cash flow method or the value of collateral method. When the ultimate collectibility of an impaired loan’s principal is in doubt, wholly or partially, all cash receipts are applied to principal.

CAROLINA BANK HOLDINGS, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2003 and 2002

Note 1 - Summary of significant accounting policies (continued)

The accrual of interest on loans is discontinued when, in management’s opinion, the borrower may be unable to meet all payments as they become due. When the interest accrual is discontinued, all unpaid accrued interest is reversed and income is recognized only to the extent cash payments are received.

(e)	Foreclosed assets

Assets acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at fair value at the date of foreclosure, establishing a new cost basis. Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair value less costs to sell.

(f)	Premises and equipment

Premises and equipment, including leasehold improvements, are stated at cost less accumulated depreciation. Depreciation is provided over the estimated useful lives of the respective assets on the straight-line basis. Leasehold improvements are amortized over a term which includes the remaining lease term and probable renewal periods. Expenditures for major renewals and betterments are capitalized and those for maintenance and repairs are charged to operating expenses as incurred.

(g)	Income taxes

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amount of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered in income. Deferred tax assets are reduced by a valuation allowance if it is more likely than not than the tax benefits will not be realized.

(h)	Cash and cash equivalents

For purposes of reporting cash flows, cash and cash equivalents includes cash, due from banks and federal funds sold. The Company maintains due from accounts with correspondent banks. During the normal course of business, the Company may have cash deposits with these banks that are in excess of federally insured limits.

(i)	Income per share

Basic income per share is computed based on the weighted average number of common shares outstanding. Diluted income per share includes the dilutive effects of stock options.

CAROLINA BANK HOLDINGS, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2003 and 2002

Note 1 - Summary of significant accounting policies (continued)

(j)	Fair value of financial instruments

The assumptions used in estimating the fair value of the Company’s financial instruments are detailed below. Where quoted prices are not available, fair values are based on estimates using discounted cash flows and other valuation techniques. The use of discounted cash flows can be significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. The following disclosures should not be considered an indication of the liquidation value of the Company, but rather represent a good-faith estimate of the increase or decrease in value of financial instruments held by the Company since purchase, origination or issuance.

The following methods and assumptions were used by the Company in estimating the fair value of its financial instruments:

Cash and due from banks: The carrying amount approximates fair value.

Federal funds sold: Due to the short-term nature of these assets, the carrying value approximates fair value.

Securities available for sale and securities held to maturity: Fair values for debt securities are based on quoted market prices. Restricted stock is valued at cost.

Loans: For variable rate loans, fair values are based on carrying values. Fixed rate commercial, other installment, and certain real estate mortgage loans are valued using discounted cash flows. The discount rates used to determine the present value of these loans are based on interest rates currently being charged by the Company on comparable loans as to credit risk and term.

Off-balance sheet instruments: The Company’s unfunded lines of credit and loan commitments are negotiated at current market rates and are relatively short-term in nature. Estimated fair values are immaterial.

Deposit liabilities: The fair values of demand deposits are equal to the carrying value of such deposits. Demand deposits include non-interest bearing demand deposits, savings accounts, NOW accounts and money market demand accounts. The fair value of variable rate term deposits, and those repricing within one year or less, approximates the carrying value. Discounted cash flows have been used to value fixed rate term deposits. The discount rate used is based on interest rates currently being offered by the Company on comparable deposits as to amount and term.

Short-term borrowings: The carrying value of securities sold under agreements to repurchase approximate their fair value.

CAROLINA BANK HOLDINGS, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2003 and 2002

Note 1 - Summary of significant accounting policies (continued)

(j)	Fair value of financial instruments (continued)

Advances from the Federal Home Loan Bank: For variable rate advances, fair values are based on carrying values. Fixed rate advances are valued using discounted cash flows based on rates currently available to the Company on comparable borrowings with similar terms and remaining maturities.

Trust preferred securities: The carrying value of trust preferred securities approximate their fair value.

Accrued interest: The carrying amounts of accrued interest approximate fair value.

(k)	Operating segments

The FASB issued Statement No. 131, Disclosures about Segments of an Enterprise and Related Information, in June 1997, which established standards for the way public business enterprises report information about operating segments. This statement also establishes standards for related disclosures about products, services, geographic areas and major customers. In adopting Statement No. 131, the Company has determined that, using the definitions contained in the statement, all of its activities constitute only one reportable operating segment.

(l)	Advertising

Advertising costs are expensed as incurred.

(m)	Impact of recently adopted accounting standards

FASB Statement No. 145, Rescission of FASB Statements No. 4,44, 64, Amendment of FASB Statement No. 13, and Technical Corrections, was issued in April 2002 and the provisions of this statement are effective for fiscal years beginning after May 15, 2002. The adoption of the provisions of this Statement did not have a material impact on the consolidated financial statements of the Company.

FASB Statement No. 146, Accounting for Costs Associated with Exit or Disposal Activities, was issued in June 2002 and addresses financial accounting and reporting for costs associated with exit or disposal activities. The provisions of this statement are effective for disposal activities initiated after December 31, 2002. The adoption of the provisions of this Statement did not have a material impact on the consolidated financial statements of the Company.

CAROLINA BANK HOLDINGS, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2003 and 2002

Note 1 - Summary of significant accounting policies (continued)

FASB Statement No. 148, Accounting for Stock-Based Compensation – Transaction and Disclosure – An Amendment of FASB Statement No. 123, was issued in December 2002 and provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS No. 148 amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The disclosure requirements of this statement are effective for fiscal years ending after December 15, 2002 and are included in these consolidated financial statements.

FASB Statement No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities, was issued in April 2003 and amends SFAS No. 133 for certain decisions made by the Financial Accounting Standards Board as part of the Derivatives Implementation Group process and to clarify the definition of a derivative. This statement is effective for contracts entered into or modified after June 30, 2003, except for certain specific issues already addressed by the Derivatives Implementation Group and declared effective that are included in the statement. The adoption of the provisions of this statement did not have a material impact on the consolidated financial statements of the Company.

FASB Statement No. 150, Accounting For Certain Financial Instruments with Characteristics of Both Liabilities and Equity, was issued in May 2003 and establishes standards for how to classify and measure certain financial instruments with characteristics of both liabilities and equity. This is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. FASB Staff Position No. FAS 150-3, Effective Date, Disclosures and Transition for Mandatorily Redeemable Financial Instruments of Certain, Nonpublic Entities and Certain Mandatorily Redeemable Noncontrolling Interests under FASB Statement No. 150 deferred the measurement provisions of FAS 150 indefinitely.

FASB Statement No. 132R, Employers’ Disclosure about Pensions and Other Postretirement Benefits, an amendment of FASB Statements No. 87, 88, and 106 was issued in December 2003 and provides disclosure guidance for pension and other postretirement benefit plans. The disclosure requirements of this statement are effective for fiscal years ending after December 31, 2003 and are included in these consolidated financial statements.

FASB Interpretation No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Guarantees of Indebtedness of Others an interpretation of FASB Statements No. 5, 57, and 107 and rescission of FASB Interpretation No. 34 was issued in November 2002 and elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees that is has issued. It also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The provisions of this interpretation are required prospectively for guarantees issued or modified after December 31, 2002. The adoption of the provisions of this FASB Interpretation did not have a material impact on the consolidated financial statements of the Company.

CAROLINA BANK HOLDINGS, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2003 and 2002

Note 1 - Summary of significant accounting policies (continued)

FASB Interpretation No. 46, Consolidation of Variable Interest Entities an interpretation of ARB No. 51, as amended by FASB Interpretation No. 46R, was issued in January 2003 and addresses consolidation by business enterprises of variable interest entities. The Company has one variable interest entity, CBHI Capital Trust I, which was created in 2001 to issue trust preferred securities. Although the Company has not yet adopted FASB Interpretation No. 46R, it has determined that it will not have a material impact on the consolidated financial statements. The implementation of this standard will require the deconsolidation of CBHI Capital Trust I in the first quarter of 2004.

Note 2 – Cash and due from banks

At December 31, 2003 and 2002, interest-bearing deposits in other financial institutions amounted to $44,474 and $609,000, respectively.

Note 3 - Securities

A summary of the amortized cost and estimated fair values of securities available for sale and held to maturity follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
December 31, 2003

Available for sale
U.S. agency obligations	$6,166,876	$5,917	$43,417	$6,129,376
FNMA mortgage-backed securities	15,807,639	203,951	56,207	15,955,383
Restricted stock	876,291	—	—	876,291
Other securities	750,000	7,800	—	757,800

	$23,600,806	$217,668	$99,624	$23,718,850

Held to maturity
U.S. agency obligations	$1,794,895	$-	$21,332	$1,773,563
FNMA and GNMA mortgage-backed securities	3,567,708	25,244	42,816	3,550,136

	$5,362,603	$25,244	$64,148	$5,323,699

CAROLINA BANK HOLDINGS, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2003 and 2002

Note 3 – Securities (continued)

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
December 31, 2002

Available for sale
U.S. agency obligations	$16,068,575	$129,142	$—	$16,197,717
FNMA mortgage-backed securities	9,708,505	320,942	—	10,029,447
Restricted stock	529,591	—	—	529,591
Other securities	750,000	—	—	750,000

	$27,056,671	$450,084	$—	$27,506,755

Held to maturity
FNMA and GNMA mortgage-backed securities	$3,236,415	$45,538	$—	$3,281,953

The scheduled maturities of debt securities held to maturity and available for sale at December 31, 2003 were as follows:

	Available for Sale		Held to Maturity
	Amortized Cost	Estimated Fair Value	Amortized Cost	Estimated Fair Value
Due from one to five years	$6,166,876	$6,129,376	$1,794,895	$1,773,563
Over ten years	750,000	757,800	—	—
Mortgage-backed securities	15,807,639	15,955,383	3,567,708	3,550,136

	$22,724,515	$22,842,559	$5,362,603	$5,323,699

Proceeds from the sales of securities during 2003, 2002 and 2001 were $1,281,651, $0 and $8,396,356, respectively. Realized gains from called and sold securities amounted to $53,119, $20,052 and $128,466 in 2003, 2002 and 2001, respectively.

At December 31, 2003, securities with a carrying value of approximately $8,073,021 were pledged to secure public deposits and other purposes.

CAROLINA BANK HOLDINGS, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2003 and 2002

Note 3 – Securities (continued)

The unrealized losses and fair values of investments by type are as follows:

	Fair value	Unrealized losses
Securities available for sale:
U.S. agency obligations	$5,132,500	$43,417
FNMA mortgage-backed securities	5,572,978	56,207

	$10,705,478	$99,624

Securities held to maturity:
U.S. agency obligations	$1,773,563	$21,332
FNMA mortgage-backed securities	2,540,850	42,816

	$4,314,413	$64,148

All the Company’s securities have been in an unrealized loss position for less than twelve months.

Note 4 - Loans and allowance for loan losses

Loans at December 31, 2003 and 2002 were as follows:

	2003	2002
Real estate – construction	$24,850,567	$36,149,401
Real estate - mortgage	110,820,566	66,565,812
Commercial	29,155,944	24,429,971
Installment and other	7,747,444	5,999,949

Subtotal	172,574,521	133,045,133
Allowance for loan losses	(2,149,653)	(1,661,322)

	$170,424,868	$131,383,811

The activity in the allowance for loan losses for 2003, 2002 and 2001 is summarized as follows:

	2003	2002	2001
Balance at beginning of period	$1,661,322	$1,368,925	$1,186,628
Provision charged to operations	692,000	685,000	391,058
Loan charge-offs	(211,507)	(393,868)	(212,028)
Loan recoveries	7,838	1,265	3,267

Balance at end of period	$2,149,653	$1,661,322	$1,368,925

At December 31, 2003 and 2002, the total recorded investment in impaired loans amounted to approximately $228,000 and $37,000, respectively. These loans were also on nonaccrual. The average recorded investment in impaired loans amounted to $639,000, $545,036, and $349,000 for the years ended December 31, 2003, 2002, and 2001, respectively. The allowance for loan losses related to impaired loans was $61,000 at December 31, 2003 and $11,500 at December 31, 2002.

CAROLINA BANK HOLDINGS, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2003 and 2002

Note 4 - Loans and allowance for loan losses (continued)

There was no interest income recognized on impaired loans for 2003, 2002 and 2001.

The Company has granted loans in the ordinary course of business to certain directors and executive officers of the Company and to their associates. The total amount of loans was $8,683,212 and $11,124,878 at December 31, 2003 and 2002, respectively. During 2003, $5,750,212 in new loans were made and repayments were $8,191,986. These loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other borrowers.

The Company grants commercial, real estate, and installment loans to customers throughout its market area, which consists primarily of Guilford County and continguous counties. The real estate portfolio can be affected by the condition of the local real estate market. The commercial and installment loan portfolio can be affected by the local economic conditions.

Note 5 - Premises and equipment

Premises and equipment at December 31, 2003 and 2002 were as follows:

	2003	2002
Land	$1,609,196	$1,609,196
Building and improvements	3,037,284	2,986,364
Leasehold improvements	399,284	385,983
Furniture and equipment	1,583,664	1,339,520
Construction in progress	573,241	—
Land improvements	97,482	—

	7,300,151	6,321,063
Less accumulated depreciation	(1,168,732)	(993,224)

Premises and equipment, net	$6,131,419	$5,327,839

Interest capitalized was $10,405 and $0 in 2003 and 2002, respectively.

Note 6 - Deposits

The aggregate amount of certificates of deposit with a minimum denomination of $100,000 was $45,423,176 and $31,349,000 at December 31, 2003 and 2002 respectively.

At December 31, 2003, the scheduled maturities of time deposits were as follows:

2004	$57,473,338
2005	12,863,731
2006	40,279,813
2007	241,451
2008	2,373,853
Thereafter	51,667

$113,283,853

CAROLINA BANK HOLDINGS, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2003 and 2002

Note 7 - Advances from Federal Home Loan Bank of Atlanta

The Company had the following advances from the Federal Home Loan Bank outstanding at December 31, 2003 and 2002:

	2003	2002
Fixed rate advance at 1.80%	$—	$3,000,000
Fixed rate advance at 1.43%	2,000,000	—
Fixed rate advance at 1.21%	2,200,000	—
Fixed rate advance at 1.20%	5,500,000	—
Fixed rate advance at 1.37%	1,300,000	1,300,000
Amortizing fixed rate advance at 2.00%	1,251,149	1,290,472
Fixed rate advance at 6.05%	3,000,000	3,000,000
Amortizing fixed rate advance at 1.00%	682,423	—

	$15,933,572	$8,590,472

These advances are secured by the Company’s FHLB stock and a blanket floating lien on the Company’s one-to-four family residential and commercial real estate loan portfolios. The contractual maturities of these advances are as follows:

2004	$11,065,258
2005	68,285
2006	71,455
2007	74,775
2008	78,253
Thereafter	4,575,546

$15,933,572

Note 8 – Trust preferred securities

In March 2001, the Company formed a wholly-owned Delaware statutory business trust, CBHI Capital Trust I (the “Trust”), which issued $3,000,000 of guaranteed preferred beneficial interests in the Company’s junior subordinated deferrable interest debentures (the “Trust Preferred Securities”). These debentures qualify as Tier I capital under Federal Reserve Board guidelines. All of the common securities of the Trust are owned by the Company. The proceeds from the issuance of the common securities and the Trust Preferred Securities were used by the Trust to purchase $3,100,000 of junior subordinated debentures of the Company which carry a variable rate of prime plus .50%. The proceeds received by the Company from the sale of the junior subordinated debentures represent the sole asset of the Trust. The debentures and their related income statement effects are eliminated in the Company’s financial statements.

CAROLINA BANK HOLDINGS, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2003 and 2002

Note 8 – Trust preferred securities (continued)

The Trust Preferred Securities accrue and pay distributions quarterly at a variable rate of prime plus .50% per annum of the stated liquidation value of $1,000 per capital security. The Company has entered into contractual arrangements which, taken collectively, fully guarantee payment of (i) accrued and unpaid distributions required to be paid on the Trust Preferred Securities; (ii) the redemption price with respect to any Trust Preferred Securities called for redemption by CBHI Capital Trust I, and (iii) payments due upon a voluntary or involuntary dissolution, winding up or liquidation of the Trust.

The Trust Preferred Securities are mandatorily redeemable upon maturity of the debentures on March 7, 2031, or upon earlier redemption as provided in the indenture. The Company has the right to redeem the debentures purchased by the Trust in whole or in part, on or after March 31, 2004. If the debentures are redeemed prior to maturity, the redemption amount will be the principal amount plus any accrued but unpaid interest.

Note 9 - Income taxes

The provision for income tax expense (benefit) consisted of the following for the year ended December 31:

	2003	2002	2001
Current:
Federal	$601,800	$320,580	$242,405
State	131,000	89,700	40,000

	732,800	410,280	282,405

Deferred:
Federal	(159,000)	(98,000)	(156,623)
State	—	—	—

	(159,000)	(98,000)	(156,623)

	$573,800	$312,280	$125,782

A reconciliation of reported income tax expense for the years ended December 31, 2003, 2002 and 2001 to the amount of tax expense computed by multiplying income before taxes by the statutory federal income tax rate of 34% follows:

	2003	2002	2001
Tax provision at statutory rate	$586,000	$310,000	$179,000
Increase (decrease) in income taxes resulting from:
State income taxes net of federal benefit	86,000	59,000	26,000
Change in valuation allowance	—	—	(132,000)
Other	(98,000)	(57,000)	53,000

	$574,000	$312,000	$126,000

CAROLINA BANK HOLDINGS, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2003 and 2002

Note 9 - Income taxes (continued)

The primary components of deferred income taxes are as follows:

	2003	2002
Deferred tax assets
Allowance for loan losses	$645,000	$448,000
Other	56,000	40,000

Gross deferred tax assets	701,000	488,000
Less valuation allowance	—	—

Net deferred tax assets	701,000	488,000

Deferred tax liabilities -
Depreciable bases of premises and equipment	103,000	49,000
Unrealized gain on securities	32,000	153,000

Gross deferred tax liabilities	135,000	202,000

Net deferred tax assets	$566,000	$286,000

Note 10 – Stockholders’ equity

On September 18, 2001, the Board of Directors declared a 10% stock dividend payable October 1, 2001. As a result, $920,259 was reclassified from retained earnings to additional paid-in capital in 2001. This amount represented the fair value of the additional stock distributed. Per share amounts for all periods presented have been restated to reflect the effect of this stock dividend.

Note 11 - Regulatory matters

Federal and state banking regulations place certain restrictions on dividends paid and loans or advances made by the Bank to the Holding Company. The total amount of dividends which may be paid at any date is generally limited to the retained earnings of the Bank, and loans or advances are limited to 10 percent of the Bank’s common stock and surplus on a secured basis. In addition, dividends paid by the Bank to the Holding Company would be prohibited if the effect would cause the Bank’s capital to be reduced below applicable minimum regulatory capital requirements.

The Holding Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possible additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Holding Company and the Bank must meet specific capital guidelines that involve quantitative measures of the Company’s and the Bank’s assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Company’s and the Bank’s capital amounts and classifications are also subject to qualitative judgments by the regulators as to components, risk weighting, and other factors. Prompt corrective action provisions are not applicable to bank holding companies.

CAROLINA BANK HOLDINGS, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2003 and 2002

Note 11 - Regulatory matters (continued)

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital to average assets (as defined). At December 31, 2003 and 2002, management believes that the Company and the Bank have met all capital adequacy requirements to which it is subject.

As of December 31, 2003, the most recent notification from the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There have been no conditions or events since that notification that management believes have changed the Bank’s category. The Company’s and the Bank’s actual capital amounts and ratios as of December 31, 2003 and 2002 are presented in the table below.

	Actual		For Capital Adequacy Purposes			To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio		Amount	Ratio
December 31, 2003:
Total Capital
(To risk weighted assets)
Consolidated	$24,636,000	12.62%	$15,611,440	≥	8%	$19,514,300	≥	10%
Carolina Bank	21,627,000	11.11%	15,572,640	≥	8%	19,465,800	≥	10%
Tier I Capital
(To risk weighted assets)
Consolidated	$22,486,000	11.52%	$7,805,720	≥	4%	$11,708,580	≥	6%
Carolina Bank	19,477,000	10.01%	7,786,320	≥	4%	11,679,480	≥	6%
Tier I Capital
(To average assets)
Consolidated	$22,486,000	10.64%	$8,450,280	≥	4%	$10,562,850	≥	5%
Carolina Bank	19,477,000	9.32%	8,355,920	≥	4%	10,444,900	≥	5%

December 31, 2002:
Total Capital
(To risk weighted assets)
Consolidated	$22,708,000	15.99%	$11,362,720	≥	8%	$14,203,400	≥	10%
Carolina Bank	19,837,000	13.97%	11,357,360	≥	8%	14,196,700	≥	10%
Tier I Capital
(To risk weighted assets)
Consolidated	$21,047,000	14.82%	$5,681,360	≥	4%	$8,522,040	≥	6%
Carolina Bank	18,176,000	12.80%	5,678,680	≥	4%	8,518,020	≥	6%
Tier I Capital
(To average assets)
Consolidated	$21,047,000	11.95%	$7,043,000	≥	4%	$8,803,750	≥	5%
Carolina Bank	18,176,000	10.32%	7,043,000	≥	4%	8,803,750	≥	5%

CAROLINA BANK HOLDINGS, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2003 and 2002

Note 12 – Commitments

Operating leases

The Company leases land and a building under operating leases entered into during 1996 and 2003. Total future minimum lease payments, excluding renewal options, at December 31, 2003, under these leases are as follows:

2004	$141,918
2005	144,551

$286,469

Total lease expense was approximately $177,700, $151,700 and $135,000 for 2003, 2002 and 2001, respectively.

Loans

In the normal course of business there are outstanding commitments for the extension of credit which are not reflected in the financial statements. At December 31, 2003 and 2002, preapproved but unused lines of credit for loans totaled approximately $42,448,000 and $29,780,000. In addition, the Company had $6,590,000 and $174,000 in standby letters of credit at December 31, 2003 and 2002, respectively. These commitments represent no more than the normal lending risk that the Bank commits to its borrowers. If these commitments are drawn, the Company will obtain collateral if it is deemed necessary based on management’s credit evaluation of the counterparty. Management believes that these commitments can be funded through normal operations.

Other commitments

During 2003 the Company subscribed to the Triangle Mezzanine Fund, a limited partner investment company. The Company’s subscription was $500,000. At December 31, 2003 the Company had invested $100,000 with the Fund. This investment, which is carried at cost, has been included in other assets.

Note 13 - Stock options

The stockholders of the Company approved the 1997 Non-Qualified Stock Option Plan for directors (Director Plan) and the 1997 Incentive Stock Option Plan for management and employees (Employee Plan). In 2003, the stockholders approved an amendment to the Employee Plan increasing the number of options available for issuance under the Plan by 100,000. The Director Plan and Employee Plan provide for the issuance of options to purchase up to 78,368 and 178,368 common shares of the Company, respectively. For both plans, the exercise price of each share of common stock covered by an option is equal to the fair market value per share on the date of grant and therefore has no associated compensation expense.

CAROLINA BANK HOLDINGS, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2003 and 2002

Note 13 - Stock options (continued)

Both plans are accounted for under the provisions of Statement of Financial Accounting Standards (SFAS) No. 123, “Accounting for Stock-Based Compensation.” As permitted by SFAS No. 123, the Company has elected to continue using the measurement method prescribed in Accounting Principles Board (APB) Opinion No. 25 and, accordingly, SFAS No. 123 has no effect on the Company’s financial position or results of operations.

Following is a summary of stock options outstanding under both plans, adjusted for the stock dividends described in Note 10:

	Director Plan	Weighted Average Exercise Price	Employee Plan	Weighted Average Exercise Price
Balance at December 31, 2000	60,998	$9.50	61,263	$9.73
Issued	27,790	9.18	17,270	8.18
Exercised	—		—	—
Forfeited	(13,896)	9.50	(5,945)	9.92

Balance at December 31, 2001	74,892	9.02	72,588	9.41
Issued	—	—	5,350	11.27
Exercised	(8,976)	9.20	(100)	8.18
Forfeited	—	—	—	—

Balance at December 31, 2002	65,916	8.98	77,838	9.54
Issued	—	—	25,800	13.35
Exercised	(13,464)	9.20	(13,585)	9.61
Forfeited	—	—	(1,668)	9.74

Balance at December 31, 2003	52,452	$8.93	88,385	$10.64

At December 31, 2003, 2002, and 2001, all options under the Director Plan were exercisable at weighted average exercise prices of $8.93, $8.98 and $9.02, respectively. Under the Employee Plan, exercisable options at 2003, 2002, and 2001 were 62,585, 72,488 and 56,968, respectively, with weighted average exercise prices of $9.52, $9.54 and $9.41, respectively.

The range of exercise prices at December 31, 2003 for the Director Plan was $8.18 - $9.50 and for the Employee Plan was $8.18 - $13.35. The weighted average remaining contractual term for Director Plan options was 66 months and for the Employee Plan was 81 months.

CAROLINA BANK HOLDINGS, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2003 and 2002

Note 13 - Stock options (continued)

Because the Company had adopted the disclosure-only provisions of SFAS No. 123, no compensation cost has been recognized for the stock option plans. Had compensation cost for the Company’s stock option plans been determined based on the fair value at the grant date of the awards consistent with the provisions of SFAS No. 123, the Company’s net income and income per share would have changed to the pro forma amounts indicated below:

	2003	2002	2001
Net earnings - as reported	$1,149,798	$600,842	$401,943
Net earnings - pro forma	1,121,382	589,037	375,264
Basic income per share - as reported	.62	.56	.39
Diluted income per share - as reported	.61	.55	.39
Basic income per share - pro forma	.60	.55	.36
Diluted income per share - pro forma	.59	.54	.36

The fair value of each option grant was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions: dividend yield of 0%, expected volatility of 20%, risk-free interest 3.00%, 3.00%, and 5.00% in 2003, 2002, and 2001, respectively and weighted average expected lives of 7 years.

Note 14 - Employee benefit plans

All employees of the Company who meet certain eligibility requirements can elect to participate in the Bank’s 401(k) plan. Participants may make voluntary contributions resulting in salary deferrals in accordance with Section 401(k) of the Internal Revenue Code and the plan documents. The Company makes a 100% matching contribution up to a maximum of four percent of compensation which is vested immediately. The Company’s matching expense was $25,537, $30,461 and $20,819 for 2003, 2002, and 2001, respectively.

In 2003, the Company established a nonqualified deferred compensation plan under which directors may elect to defer their directors’ fees. Participating directors receive an additional 25% matching contribution and the amounts deferred are invested solely in Company stock that is held in a rabbi trust. The Company stock held by the trust and the related deferred compensation liability are recorded at an amount equal to the original compensation deferred. Changes in the fair value of the stock are not recognized in the Company’s financial statements. At December 31, 2003, deferred directors’ fees of $127,430 were used to purchase 10,105 shares of the Company’s stock held by the trust. An additional $28,200 of deferred directors’ fees have not been remitted to the trust and are included in other liabilities in these financial statements. Prior to 2003, directors could elect to defer their fees however there was no separate trust, matching provision or investment in Company stock.

During December 2002, the Company added a supplemental executive retirement plan for certain executive officers. The future benefits of the plan will be funded primarily by life insurance policies on these employees with the Company designated as the beneficiary. In 2003, $58,358 was charged to expense for this plan. No expense was recorded in 2002. At December 31, 2003 and 2002, other liabilities include $58,358 and $0 respectively for this supplemental retirement plan. The cash surrender value of the related insurance policies has been included in other assets.

CAROLINA BANK HOLDINGS, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2003 and 2002

Note 15 - Fair value of financial statements

The following represents the estimated fair values and carrying amounts of financial instruments at December 31:

	2003		2002
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
	(In thousands)		(In thousands)
Assets:
Cash and due from banks	$3,503	$3,503	$4,897	$4,897
Federal funds sold	11,817	11,817	12,794	12,794
Securities available for sale	23,601	23,719	27,507	27,507
Securities held to maturity	5,363	5,324	3,236	3,282
Loans	170,425	171,359	131,384	132,575
Accrued interest receivable	694	694	685	685

	2003		2002
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
	(In thousands)		(In thousands)
Liabilities:
Demand and saving deposits	$70,285	$70,285	$76,481	$76,481
Time deposits	113,284	113,514	78,397	79,019
Securities sold under agreement to repurchase	3,517	3,517	3,739	3,739
Federal Home Loan Bank advances	15,934	16,361	8,590	9,115
Trust preferred securities	3,000	3,000	3,000	3,000
Accrued interest payable	423	423	432	432

CAROLINA BANK HOLDINGS, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2003 and 2002

Note 16 - Earnings (loss) per common share (EPS)

The reconciliation of the numerators and denominators of the basic income (loss) per share and diluted income per share computation at December 31, 2003, 2002 and 2001 follows:

	Income (Numerator)	Shares (Denominator)	Per Share Amount
2003
Basic income per share:
Income available to common stockholders	$1,149,798	1,863,113	$.62

Effect of dilutive securities Stock options	—	40,163	$(.01)

Diluted income per share:
Income available to common stockholders + assumed conversions	$1,149,798	1,903,276	$.61

2002
Basic income per share:
Income available to common stockholders	$600,842	1,069,615	$.56

Effect of dilutive securities Stock options	—	17,017	$(.01)

Diluted income per share:
Income available to common stockholders + assumed conversions	$600,842	1,086,632	$.55

2001
Basic income per share:
Income available to common stockholders	$401,943	$1,031,862	$.39

Effect of dilutive securities Stock options	—	—

Diluted income per share:
Income available to common stockholders + assumed conversions	$401,943	1,031,862	$.39

CAROLINA BANK HOLDINGS, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2003 and 2002

Note 17 – Condensed financial statements of parent company

Financial information pertaining to Carolina Bank Holdings, Inc. is as follows:

Balance Sheet

	December 31, 2003	December 31, 2002
Assets
Cash	$676,000	$2,843,000
Securities – available for sale	2,307,000	—
Investment in CBHI Capital Trust I	100,000	100,000
Investment in Carolina Bank	19,540,000	18,474,000
Other assets	43,000	69,000

Total assets	$22,666,000	$21,486,000

Liabilities and stockholders’ equity
Accrued expenses	$3,000	$41,000
Junior subordinated debentures	3,100,000	3,100,000
Stockholders’ equity	19,563,000	18,345,000

Total liabilities and stockholders’ equity	$22,666,000	$21,486,000

Statement of Operations

Years ended December 31, 2003, 2002 and 2001

	2003	2002	2001
Interest income	$87,000	$—	$—
Dividends from subsidiaries	—	53,000	291,000
Other income	5,000	5,000	2,000

Total income	92,000	58,000	293,000

Interest expense	179,000	160,000	173,000
Other expense	90,000	90,000	61,000

Total expense	269,000	250,000	234,000
Income tax benefit	60,000	83,000	14,000

Income (loss) before equity in undistributed income of subsidiaries	(117,000)	(109,000)	73,000
Equity in undistributed income of subsidiaries	1,267,000	710,000	329,000

Net income	$1,150,000	$601,000	$402,000

CAROLINA BANK HOLDINGS, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2003 and 2002

Note 17 – Condensed financial statements of parent company (continued)

Condensed Statement of Cash Flows

For the years ended December 31, 2003, 2002 and 2001

	2003	2002	2001
Operating activities:
Net income	$1,150,000	$601,000	$402,000
Adjustments to reconcile net income to net cash (used by) provided by operating activities:
Equity in undistributed income of subsidiaries	(1,267,000)	(710,000)	(329,000)
Amortization	15,000
Change in other assets	18,000	16,000	(85,000)
Change in accrued expenses	(38,000)	(3,000)	43,000

Net cash (used by) provided by operating activities	(122,000)	(96,000)	31,000

Investing activities:
Purchase of securities available for sale	(2,539,000)	—	—
Repayments from mortgage-backed
securities available for sale	240,000	—	—
Investment in subsidiaries	—	(5,000,000)	(3,100,000)

Net cash used by investing activities	(2,299,000)	(5,000,000)	(3,100,000)
Financing activities:
Proceeds from junior subordinated debentures	—	—	3,100,000
Proceeds from stock offering	—	7,825,000	—
Proceeds from stock options	254,000	83,000	—

Net cash provided by financing activities	254,000	7,908,000	3,100,000

Net change in cash	(2,167,000)	2,812,000	31,000

Cash at beginning of year	2,843,000	31,000	—

Cash at end of year	$676,000	$2,843,000	$31,000

Supplemental disclosure of cash flow information:
Cash paid during the year for interest	$143,000	$204,000	$129,000

REVOCABLE PROXY

CAROLINA BANK HOLDINGS, INC.

2604 Lawndale Drive

Greensboro, North Carolina 27408

APPOINTMENT OF PROXY

SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby appoints Judy H. Fuller, James E. Hooper and Edward A. Hoyle, Jr., or any of them, as attorneys and proxies, with full power of substitution, to vote all shares of the common stock of Carolina Bank Holdings, Inc. (the “Company”) held of record by the undersigned on February 27, 2004, at the Annual Meeting of Shareholders of the Company to be held at The Painted Plate Catering, 2001 North Church Street, Greensboro, North Carolina, at 4:00 p.m. on April 20, 2004, and at any adjournments thereof. The undersigned hereby directs that the shares represented by this appointment of proxy be voted as follows on the proposals listed below:

1.	RATIFICATION OF ARTICLE III, SECTION 2 OF THE BYLAWS: Proposal to provide for the staggering of the terms of directors.

2.	ELECTION OF DIRECTORS: Proposal to elect four (4) directors of the Company for three year terms, three (3) directors of the Company for two year terms and three (3) directors of the Company for a one year term.

☐	FOR all nominees listed below (except as indicated otherwise below)	☐	WITHHOLD AUTHORITY to vote for all nominees listed below

NOMINEES:

Three Year Terms:

Robert T. Braswell

James Hooper

Gary N. Brown

John Cornet

Two Year Terms

Judy Fuller

Gray McCaskill

Marlene Cato

One Year Terms

George E. Carr

Kenneth C. Mayer, Jr.

Julius L. Young

INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee’s name on the line below.

3.	RATIFICATION OF INDEPENDENT ACCOUNTANTS: Proposal to ratify the appointment of Cherry, Bekaert & Holland L.L.P., as the Company’s independent public accountants for 2004.

☐ FOR	☐ AGAINST	☐ ABSTAIN

4.	OTHER BUSINESS: On such other matters as may properly come before the Annual Meeting, the proxies are authorized to vote the shares represented by this appointment of proxy in accordance with their best judgment.

PLEASE DATE AND SIGN THIS APPOINTMENT OF PROXY

AND RETURN IN THE ENVELOPE PROVIDED

THE SHARES REPRESENTED BY THIS APPOINTMENT OF PROXY WILL BE VOTED AS DIRECTED ABOVE. IN THE ABSENCE OF ANY DIRECTION, SUCH SHARES WILL BE VOTED FOR PROPOSALS 1 AND 3 AND FOR THE ELECTION OF EACH OF THE NOMINEES LISTED IN PROPOSAL 2 BY CASTING AN EQUAL NUMBER OF VOTES FOR EACH SUCH NOMINEE. IF, AT OR BEFORE THE TIME OF THE MEETING, ANY NOMINEE LISTED IN PROPOSAL 2 HAS BECOME UNAVAILABLE FOR ANY REASON, THE PROXIES ARE AUTHORIZED TO VOTE FOR A SUBSTITUTE NOMINEE. THIS APPOINTMENT OF PROXY MAY BE REVOKED BY THE HOLDER OF THE SHARES TO WHICH IT RELATES AT ANY TIME BEFORE IT IS EXERCISED BY FILING WITH THE SECRETARY OF THE COMPANY A WRITTEN INSTRUMENT REVOKING IT OR A DULY EXECUTED APPOINTMENT OF PROXY BEARING A LATER DATE OR BY ATTENDING THE ANNUAL MEETING AND ANNOUNCING HIS OR HER INTENTION TO VOTE IN PERSON.

Dated: , 2004

Signature

Signature if held jointly

Instruction: Please sign above exactly as your name appears on this appointment of proxy. Joint owners of shares should both sign. Fiduciaries or other persons signing in a representative capacity should indicate the capacity in which they are signing.

IMPORTANT: TO INSURE THAT A QUORUM IS PRESENT, PLEASE SEND IN YOUR APPOINTMENT OF PROXY WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING. EVEN IF YOU SEND IN YOUR APPOINTMENT OF PROXY, YOU WILL BE ABLE TO VOTE IN PERSON AT THE MEETING IF YOU SO DESIRE.